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As filed with the Securities and Exchange Commission on November 25, 2014

Registration No. 333-198211

FORM S-1

AMENDMENT NO. 5

SECURITIES AND EXCHANGE COMMISSION

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GREAT CHINA MANIA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation or organization)	2750 (Primary Standard Industrial Classification Code Number)	59-2318378 (I.R.S. Employer Identification No.)

Rm. 1902, 19/F, Kodak House II

321 Java Road, North Point

Hong Kong

(852) 3543 1208

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Copies to:

Harrison Law, P.A.

8955 US Highway 301 North, No. 203

Parrish, Florida 34219

(941) 723-7564

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Promptly and continuously after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

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CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock par value $0.01	5,714,285	$0.35	$2,000,000	$257.60
Total	5,714,285		$2,000,000	$257.60

(1)

Pursuant to Rule 416 of the Securities Act of 1933, as amended, the shares of Common Stock offered hereby also include such presently indeterminate number of shares of our Common Stock as shall be issued by us as a result of stock splits, stock dividends or similar transactions.

(2)

Pursuant to Rule 457(p) the dollar amount of the filing fee of $46.99 previously paid is offset against the currently due filing fee.  The prior registration statement was filed by Great China Mania Holdings, Inc. on March 12, 2013, registration number 333-187235.

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THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED November __, 2014

PRELIMINARY PROSPECTUS

GREAT CHINA MANIA HODINGS, INC.

5,714,285 Shares of Common Stock, par value $0.01

This prospectus relates to the offering of up to 5,714,285 shares of the common stock of Great China Mania Holdings, Inc., a Florida corporation (“GMEC”, “we”, “our”, “us”, or “Company”). GMEC is selling 5,714,285 shares of common stock in a primary offering.  We are offering the shares on a best efforts basis by our Officers and Directors.  There is no minimum number of shares to be sold up to a maximum of 5,714,285 shares of common stock to be sold.

Our Officers and Directors are “underwriters” within the meaning of the Securities Act of 1933, as amended.

The common stock will be offered at the fixed price of $.35 per share.   GMEC will pay the expenses of registering these shares.

Our common stock is quoted on the Over-the-Counter Markets (“OTCBB” and “OTCQB”) under the symbol “GMEC”. The last reported sale price of our common stock on the OTCBB on August 13, 2014 was $0.44 per share.

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks that we have described on page 3 of this prospectus under the caption “Risk Factors.”

Neither the Securities and Exchange Commission nor any state commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

The date of this prospectus is           , 2014.

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TABLE OF CONTENTS

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a registration process. Under this registration process, we may offer shares of our common stock with a total value of up to $2,000,000. This prospectus provides you with a general description of the securities we may offer.

This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. The prospectus supplement may also add, update or change information contained in this prospectus. However, no prospectus supplement will offer a security that is not registered and described in this prospectus at the time of its effectiveness. This prospectus, together with the applicable prospectus supplements, includes all material information relating to the offering of securities under this prospectus. You should carefully read this prospectus and any applicable prospectus supplement before making an investment decision.

You should rely only on the information contained in this prospectus or in any free-writing prospectus we may authorize to be delivered or made available to you. We have not authorized anyone to provide you with additional or different information. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus or any free-writing prospectus is accurate only as of its date, regardless of its time of delivery or of any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: We have not done anything that would permit this offering, or possession or distribution of this prospectus, in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside of the United States.

This prospectus may not be used to consummate sales of our securities, unless it is accompanied by a prospectus supplement where necessary. To the extent there are inconsistencies between any prospectus supplement, this prospectus and the document with the most recent date will control.

Unless the context otherwise requires, “Great China Mania Holdings, Inc.,” “the Company,” “we,” “us,” “our” and similar terms refer to GMEC.

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PROSPECTUS SUMMARY

The following is a summary of what we believe to be the most important aspects of our business and the offering of our securities under this prospectus. We urge you to read this entire prospectus, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information included in any applicable prospectus supplement. Investing in our securities involves risks. Therefore, carefully consider the risk factors set forth beginning on page 4 in this Prospectus and in any prospectus supplements before purchasing our securities. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities.

The Corporation
Our Business

The Company was incorporated in Florida on July 8, 1983, and underwent various changes in business names and operations since then, changing its name to Great China Mania Holdings, Inc. and its business strategy on February 28, 2011.

Due to the change of business strategy and focus, GMEC sold the assets and operations of GCG and GCM on April 23, 2013 and May 6, 2013, respectively. GMEC has since focused on developing and maintaining the business of entertainment, artist management, movie production, movie acquisition and movie distribution in order to capture the growing business opportunities in Hong Kong, China and the Asia-Pacific region. In January, 2014, GMEC formed a subsidiary, GME Distribution Workshop Limited (“GMED”) to manage and maintain the movie related business in Asia.

Current Corporate Structure

The Company owns 100% of one wholly owned subsidiary named Super China Global Limited, a British Virgin Islands (BVI) company. Super China Global Limited has four (4) subsidiaries: 1) GMEH, a Hong Kong company incorporated on February 18, 2011; 2) GMEV, a Hong Kong company incorporated on June 1, 2011, 3) 3A Pictures Limited F/K/A Number 5 Asia Management Limited (“#5”), a Hong Kong company incorporated on December 30, 2013 and amended on May 30, 2014 and 4) GMED, a Hong Kong company incorporated on January 24, 2014.  The following diagram provides a clear picture of our corporate structure.  Super China Global Limited owns 100% of the stock in each of its four (4) subsidiaries.

GMEC is an artist management and entertainment company headquartered in Hong Kong with talent located all over Asia. GMEC’s major businesses include artist management, event management, movie production, movie distribution, music publishing, show business and merchandising licensing. We believe we have built a trusted brand in the entertainment industry that creates high-quality commercial entertainment. GMEC’s businesses operate from Hong Kong, providing our services throughout China and Asia-Pacific countries.

GMEC’s main business segment is GMEH, an artist management company. Since 2013, GMEC has participated in movie production and distribution for the action movie “Kick Ass Girls”. In order to manage the movie business efficiently and effectively, GMEC established a new business unit, GMED, to focus on the operation of movie-related businesses. On January 14, 2014, to synergize with and leverage on GMEC’s existing businesses, GMEC entered into an agreement with C&M Film Workshop Limited (“C&M”). According to the agreement, GMEC acquired from C&M all of its overseas distribution agreements giving GMEC rights to distribute those movies overseas. To maintain the continuous growth of the movie business, GMEC has also appointed Mr. Charlie Wong, one of the top movie producers and distributors in Hong Kong to head the new business.

To capture the growing opportunities of artist management and movie businesses in the region, GMEC has positioned GMEH and GMED as its main business segments.

Our State of Organization

Great China Mania Holdings, Inc. was incorporated on July 8, 1983, under the Laws of the State of Florida.  Our principal address is Rm. 1902, 19/F, Kodak House II, 321 Java Road, North Point, Hong Kong.  Our registered agent’s address is 8955 U.S. Highway 301 N., No. 203, Parrish, Florida.

The Offering
Number of Shares Being Offered	We are offering to sell up to 5,714,285 shares of common stock.
Number of Shares Outstanding After the Offering

25,974,317 shares of our common stock are issued and outstanding. We have no other securities issued.  In the event all of the 5,714,285 shares being registered in this offering are sold we will have 31,688,602 shares issued and outstanding.

Use of proceeds	We will receive all of the proceeds from the sale of shares of common stock sold. The proceeds will be used for general operating capital and for future acquisitions.
Plan of Distribution	The Offering is being made by us on a best effort, self-underwritten basis. Our Officers and Directors are underwriters as defined in the Securities Act of 1933, as amended.
Risk Factors

You should carefully consider all the information in this Prospectus including the information set forth in the section of the Prospectus entitled “Risk Factors” beginning on page 3 before deciding whether to invest in our common stock.

Lack of Liquidity in our common stock	Our common stock is presently traded on the OTCBB, under the trading symbol “GMEC.OB”. The last reported sale price of our common stock on the OTCBB on August 13, 2014 was $.44 per share.

The following table provides a summary of our current financial position as of September 30, 2014, unaudited.

Total Assets	Intangible Assets	Total Liabilities	Accumulated Deficit
$1,427,654	$170,000	$1,162,451	($9,480,675)

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RISK FACTORS

Investing in our securities involves significant risk. Prior to making a decision about investing in our securities, you should carefully consider the specific factors set forth below, together with all of the other information contained in this prospectus. You should also consider the risks, uncertainties and assumptions discussed under this heading “Risk Factors.” The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations.

Risks Associated with the Business Operating Units

Competition in our industry could result in us losing market share and charging lower prices for services, which could reduce our revenue.

We predominately compete in the talent management industry with numerous competitors, from large multi-national companies to local and boutique agencies.  “Talent” means any entertainer, artist, athlete or other talent or celebrity.  We endeavor to secure product endorsement contracts from branded consumer products companies for talent represented by us.  Due to the highly competitive market in which we operate we may not be able to compete effectively for talent.  Our inability to maintain or gain market share may cause you to lose all or a part of your investment in our company.

In many of our markets, our competitors may possess greater resources, greater name recognition, greater geographic reach and longer operating histories than us, which may give competitors an advantage in obtaining clients and attracting qualified talent.

Because our principal asset is people, and freedom of entry into the talent management business is almost unlimited, a small agency may, on occasion, be able to develop business with our clients, particularly if the small agency is successful in recruiting other successful talent.  The loss of our talent to competitors could cause a significant loss of revenue and impact our ability to earn revenue.

Our prospects and financial results may be adversely affected if we fail to identify, sign and retain quality talent.

We are dependent on identifying, signing and retaining talent who are well received by clients and are likely to generate repeat business.  Our competitive position is dependent on our continuing ability to attract and develop talent whose work can achieve a high degree of client acceptance.  Our financial results may be adversely affected if we are unable to identify, sign and/or retain such talent under terms that are economically attractive to us.  Our business would be adversely affected by any of the following:

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inability to recruit new talent;

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the loss of popularity of our talent among clients;

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increased competition to maintain existing relationships with talent;

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non-renewals of current agreements with our current talent; and

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poor performance or negative publicity of our current talent.

We have relied upon our ability to enforce contracts entered into by the talent we represent.  If we are unable to protect and enforce our contractual rights, we may suffer a loss of revenue.

Our success depends, to a large degree, on our current talent under management. To protect our contractual rights, we have traditionally defended our contractual rights with our talent talent, as well as other agencies and companies, for both financial reasons and to encourage ongoing strict adherence to contracts by all of our talent.  Such strict enforcement through litigation and other legal means could result in substantial costs and diversion of resources and the potential loss of contractual rights, which could impair our results of operations and financial condition.

If we are unable to retain key management personnel or hire additional skilled personnel, we may not be able to successfully manage our business in the future.

Our key management personnel and their skills and relationships with clients we believe are important assets of our business.  Our ability to keep our current management team and our ability to attract and retain key management personnel will be one of the keys to our success.  If we lose the services of one or more of our key management personnel, or if one or more of them decides to join a competitor or otherwise compete directly or indirectly with us, we may not be able to successfully manage our business or

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achieve our business objectives.  The loss of the services of any of our key management personnel or other key employees could have a material adverse effect on our business, prospects, financial condition and results of operations.

We depend on our reputation and name recognition to secure new engagements and to sign qualified talent.  Any adverse effect on our reputation might negatively impact our business.

If any factor, including poor performance, hurts our reputation, we may experience difficulties in competing successfully for both new client engagements and qualified talent.  Failing to maintain our reputation and the goodwill associated with our name could seriously harm our business.

Our revenue and net income may be affected by adverse economic conditions.

A recession may impact the demand for our services. There can be no assurance that current economic conditions will improve or even remain stable.  Our business, financial condition and results of operations could suffer if economic conditions weaken.

If any of our clients experience financial distress, their weakened financial position could negatively affect our financial position and results.

We have a diverse client base, and at any given time, one or more of our clients may experience financial distress, file for bankruptcy protection or go out of business.  If any client with whom we have a substantial amount of business experiences financial difficulty, it could delay or jeopardize the collection of accounts receivable, which may result in significant reductions in services provided by us and may have a material adverse effect on our financial position, results of operations and liquidity.

We may undertake acquisitions to expand our business, which may dilute the ownership of existing stockholders.

As we pursue our business plan, we may pursue acquisitions of businesses, both domestic and international. International acquisitions in particular would permit us to expand our global footprint. To finance any acquisitions however, it may be necessary for us to raise additional funds through public or private financings. Additional funds may not be available on favorable terms or at all, and, in the case of equity financings, would result in additional dilution to existing stockholders. If we acquire any business and are unable to integrate the newly acquired entities effectively, our business and results of operations may suffer. The time and expense associated with finding suitable and compatible businesses or services could also disrupt our ongoing business and divert management’s attention. Future acquisitions by us could result in large and immediate write-offs or assumptions of debt and contingent liabilities, any of which could substantially harm our business and results of operations.

Any acquisitions that we attempt or complete could prove difficult to integrate or require a substantial commitment of management time and other resources.

Any strategy of acquiring other businesses involves a number of unique risks including:  (i) completing due diligence successfully, (ii) exposure to unforeseen liabilities of acquired companies and (iii) increased risk of costly and time-consuming litigation, including stockholder lawsuits.  If we pursue acquisitions, we may be unable to address these problems successfully.  Moreover, our future operating results will depend to a significant degree on our ability to integrate acquisitions (if any) successfully and manage operations while also controlling our expenses.  Any acquisition, even if effectively integrated, may not benefit our stockholders.

We may need additional debt or equity to sustain growth, but we do not have commitments for such funds.

We may need to finance future growth through a combination of borrowings, cash flow from operations, and equity financing.  Our ability to continue growing at the pace we have recently grown could depend in part on our ability to obtain either additional debt or equity financing.  The terms on which debt and equity financing is available to us varies from time to time and is influenced by our performance and by external factors, such as the economy generally and developments in the market, which are beyond our control.  If we are unable to obtain additional debt or equity financing on acceptable terms, we may have to curtail our growth by delaying new initiatives.  While we maintain a credit facility, our efforts to secure significant funds through debt financing have not been successful and, given the cautiousness of banks following the 2008 downturn, do not look likely in the foreseeable future.

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Third parties may claim that we are infringing their intellectual property and we could suffer significant litigation or licensing expenses as a result.

We are not aware of any claims of infringement or challenges to our right to use any of our trademarks in the U.S.  Nevertheless, we could be subject to claims that we are misappropriating or infringing intellectual property or other proprietary rights of others.  Given that proprietary rights to photography, artwork and similar intellectual property rights are a fundamental part of marketing in our industry, we may be exposed at times to claims with respect to such rights.  Such claims, even if not meritorious, can be expensive to defend and divert management’s attention from our operations.  If we become liable to third parties for infringing these rights, we could be required to pay a substantial damage award.  At the present time we are not required to indemnify third parties however we may be required to indemnify licensees and customers in the future if they become subject to third-party claims relating to intellectual property that they license or otherwise provide to them.

We may not be able to adequately protect our media rights of the material related to the talent we represent.

Portions of our business rely on media and promotional material related to the talent we represent. Protecting this material is difficult. Piracy of material that we use on behalf of our talent may be used by others without our permission or the permission of our talent.  The unauthorized use of this material may adversely affect our revenue, particularly in countries where laws are less protective of such rights.

We may experience outages, data loss, and disruptions with the computer systems used in our talent services.

Inefficiencies or operational failures, including temporary or permanent loss of customer data, could diminish the quality of our services, and user experience resulting in contractual liability, claims by customers and other third parties, damage to our reputation and loss of current and potential customers, each of which may harm our operating results and financial condition.

Investment in new business strategies and initiatives could disrupt our ongoing business and present risks not originally contemplated.

We have invested, and in the future may invest, in new business strategies or acquisitions. Such endeavors may involve significant risks and uncertainties, including distraction of management from current operations, insufficient revenue to offset liabilities assumed and expenses associated with the strategy, inadequate return of capital, and unidentified issues not discovered in the Company’s due diligence. These new ventures are inherently risky and may not be successful. They may materially adversely affect our financial condition and operating results.

Our auditors have issued a going concern regarding our business.

As of September 30, 2014 the Company has accumulated deficits of $9,480,675 and also recorded a net loss from the continuing operations of $90,322 for the nine months then ended.

As of October 31, 2014, the Company may need additional cash resources to operate during the upcoming 12 months, and the continuation of the Company may dependent upon the continuing financial support of investors, directors and/or stockholders of the Company. The Company intends to attempt to acquire additional operating capital through this offering to the public. However, there is no assurance that this equity offering will be successful in raising sufficient funds to assure the eventual profitability of the Company.  At present the company has $432,548 cash on hand.  We have $215,866 due to our talent and vendors that will come due in two months.  Our present burn rate on cash is $52,394 which gives us approximately four months for our operations in the event we generate no revenue and we are not successful at raising cash in this offering.

At December 31, 2013 we determined that our internal controls over our financial reporting were ineffective.

We determined that our internal controls over financial reporting were ineffective.  Ineffective controls over financial reporting may cause our financial statements to not fairly and accurately present the financial condition of the company.  This lack of fair and accurate presentation of the financial statements could cause an investor to lose a part or all of their investment.

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Risks Relating to Business in Hong Kong

Substantially all of our assets are located in Hong Kong and substantially all of our revenues are derived from our operations in Hong Kong. Accordingly, our business, financial condition, results of operations and prospects are subject, to a significant extent, to economic, political and legal developments in Hong Kong.

The economic, political and social conditions, as well as governmental policies, could affect the financial markets in Hong Kong and our liquidity and access to capital and our ability to operate our business.

The Hong Kong economy differs from the economies of most countries in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange, and allocation of resources. While the Hong Kong economy has experienced significant growth in the past, growth has been uneven, both geographically and among various sectors of the economy. The Hong Kong government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall Hong Kong economy, but may also have a negative effect on us. This may encourage foreign companies with more experience, greater know-how and larger financial resources than we have to compete against us and limit the potential for our growth. Moreover, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us.

The Hong Kong legal system embodies uncertainties which could limit the legal protections available to you and us.

The Hong Kong legal system is a civil law system based on written statutes. The overall effect of legislation over the past 26 years has significantly enhanced the protections afforded to various forms of foreign investment in Hong Kong. However, these laws, regulations and legal requirements change frequently, and their interpretation and enforcement involve uncertainties. For example, we may have to resort to administrative and court proceedings to enforce the legal protection that we enjoy either by law or contract. However, since Hong Kong administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. For example, these uncertainties may impede our ability to enforce the contracts we have entered into. In addition, such uncertainties, including the inability to enforce our contracts, could materially and adversely affect our business and operation. In addition, intellectual property rights and confidentiality protections in Hong Kong may not be as effective as in the United States or other countries. Accordingly, we cannot predict the effect of future developments in the Hong Kong legal system, particularly with regard to the talent industry, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws. These uncertainties could limit the legal protections available to us, including our ability to enforce our agreements with our suppliers.

If tax rates in Hong Kong change unexpectedly, our effective income tax rates for our Hong Kong operations could increase.

We generate a substantial portion or all our net income from our Hong Kong operations.  Our net income could be adversely affected by any change in the current tax laws in Hong Kong.

The Hong Kong tax authorities may require us to pay additional taxes in connection with our acquisitions of offshore entities that conducted their Hong Kong operations through their affiliates in the United States.

Our operations and transactions are subject to review by the Hong Kong tax authorities pursuant to relevant Hong Kong laws and regulations. However, these laws, regulations and legal requirements change frequently, and their interpretation and enforcement involve uncertainties. For example, in the case of some of our future acquisitions of offshore entities that conduct their Hong Kong operations through their affiliates in the United States, we cannot assure you that the Hong Kong tax authorities will not require us to pay additional taxes in relation to such acquisitions, in particular where the Hong Kong tax authorities take the view that the previous taxable income of the Hong Kong affiliates of the acquired offshore entities needs to be adjusted and additional taxes be paid. In the event that the sellers failed to pay any taxes required under Hong Kong law in connection with these transactions, the Hong Kong tax authorities might require us to pay the tax, together with late-payment interest and penalties.

Hong Kong rules on mergers and acquisitions may subject us to sanctions, fines and other penalties and affect our future business growth through acquisition of complementary business.

We cannot assure you that the relevant Hong Kong government agency approval required for any issuance of our stock will be deemed legal. We may face sanctions by the Hong Kong regulatory agencies. In such event, this regulatory agency may impose fines and penalties on our operations in the Hong Kong, limit our operating privileges in the Hong Kong, delay or restrict the

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repatriation of the proceeds from any future sales of our stock into Hong Kong, or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects.

Complying with the requirements of rules to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval from the appropriate securities agency, may delay or inhibit the completion of such transactions, which could affect our ability to expand our business or maintain our market share.

Restrictions on currency exchange may limit our ability to utilize our revenues effectively.

Substantially all of our revenues and operating expenses are denominated in Hong Kong dollars. Since a significant amount of our future revenues will be denominated in Hong Kong dollars, any existing and future restrictions on currency exchange may limit our ability to utilize revenues generated in United States dollars (“USD”) to fund our business activities outside Hong Kong, if any, or expenditures denominated in foreign currencies. This could affect our ability to obtain foreign exchange through debt or equity financing, including by means of loans.

Fluctuations in exchange rates could result in foreign currency exchange losses.

Appreciation or depreciation in the value of the Hong Kong dollar relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. The Hong Kong dollar may appreciate or depreciate significantly in value against the U.S. dollar in the long term, depending on the fluctuation of the basket of currencies against which it is currently valued or it may be permitted to enter into a full float, which may also result in a significant appreciation or depreciation of the Hong Kong dollar against the U.S. dollar. Fluctuations in the exchange rate will also affect the relative value of any dividend we issue in the future which will be exchanged into U.S. dollars and earnings from and the value of any U.S. dollar-denominated investments we make in the future.

Any future outbreak of severe acute respiratory syndrome or avian flu in Hong Kong, or similar adverse public health developments, may severely disrupt our business and operations.

From December 2002 to June 2003, Hong Kong and other countries experienced an outbreak of a new and highly contagious form of atypical pneumonia now known as severe acute respiratory syndrome, or SARS. On July 5, 2003, the World Health Organization declared that the SARS outbreak had been contained. Since September 2003, however, a number of isolated new cases of SARS have been reported, most recently in central Hong Kong in April 2004. During May and June of 2003, many businesses in Hong Kong were closed by the Hong Kong government to prevent transmission of SARS. In addition, many countries, including Hong Kong, have encountered incidents of the H5N1 strain of bird flu, or avian flu. This disease, which is spread through poultry populations, is capable in some circumstances of being transmitted to humans and is often fatal. A new outbreak of SARS or an outbreak of avian flu may result in health or other government authorities requiring the closure of our distributor’s offices or other businesses, including office buildings, retail stores and other commercial venues. Any recurrence of the SARS outbreak, an outbreak of avian flu or a development of a similar health hazard in Hong Kong, may deter people from congregating in public places, including a range of commercial locations such as office buildings and retail stores. Such occurrences would severely impact the value of our supplying talent to advertisers, significantly reduce the talent used by advertisers and severely disrupt our business and operations.

Risks Associated with Our Stock

Our shares are quoted on the OTC Bulletin Board, and are classified as a “penny stock” as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price less than $5.00.  Our shares will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.  Since our securities are subject to penny stock rules, you may have difficulty reselling your shares.

Our shares are “penny stocks” and are covered by Section 15(d) of the Securities Exchange Act of 1934 which imposes additional sales practice requirements on broker/dealers who sell our securities including the delivery of a standardized disclosure document; disclosure and confirmation of quotation prices; disclosure of compensation the broker/dealer receives; and, furnishing monthly account statements. For sales of our securities, the broker/dealer must make a special suitability determination and receive from its customer a written agreement prior to making a sale. The imposition of the foregoing additional sales practices could adversely affect a shareholder's ability to dispose of his stock.

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Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer or accredited investor must make a special suitability determination regarding the purchaser and must receive the purchaser’s written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. Generally, an individual with a net worth in excess of $1,000,000, or annual income exceeding $200,000 individually, or $300,000 together with his or her spouse, is considered an accredited investor. In addition, under the penny stock regulations the broker-dealer is required to:

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Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

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Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;

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Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer’s account, the account’s value and information regarding the limited market in penny stocks;

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Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction, prior to conducting any penny stock transaction in the customer’s account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling stockholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities. In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities. Our shares in all probability will be subject to such penny stock rules and our stockholders will, in all likelihood, find it difficult to sell their securities.

We do not anticipate paying dividends on our common stock in the foreseeable future, which may limit investor demand.

We do not anticipate paying any dividends on our common stock in the foreseeable future.  Such lack of dividend prospects may have an adverse impact on the market demand for our common stock as certain institutional investors may invest only in dividend-paying equity securities or may operate under other restrictions that may prohibit or limit their ability to invest in our common stock.

Our common stock is subject to price volatility unrelated to our operations.

The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting us or our competitors.  In addition, the stock market is subject to extreme price and volume fluctuations.  This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

Sales of substantial amounts of our common stock in the public market could depress the market price of our common stock and our shares are thinly traded with wide share price fluctuations, low share prices and minimal liquidity.

Our shares are quoted on the OTCBB where our share price may be affected by factors that are unrelated or disproportionate to our operating performance. Our share price might be affected by general economic, political, and market conditions, such as recessions, interest rates, or international currency fluctuations. These factors, which are not under our control, may have a material effect on our share price.

The sale of a substantial amount of common stock in the public market, or the perception that such sales may occur, could cause the market price of our common stock to decline.

When fewer shares of a security are being traded on the OTCBB, volatility of prices may increase and price movement may outpace the ability to deliver accurate quote information.  Lower trading volumes in a security may result in a lower likelihood of an individual’s orders being executed, and current prices may differ significantly from the price one was quoted by the OTCBB at the time of the order entry.  Orders for OTCBB securities may be canceled or edited like orders for other securities.  All requests to change or cancel an order must be submitted to, received and processed by the OTCBB.  Due to the manual order processing involved in handling OTCBB trades, order processing and reporting may be delayed, and an individual may not be able to cancel or edit his order.  Consequently, one may not be able to sell shares of common stock at the optimum trading prices.

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The dealer’s spread (the difference between the bid and ask prices) may be large and may result in substantial losses to the seller of securities on the OTCBB if the common stock or other security must be sold immediately.  Further, purchasers of securities may incur an immediate “paper” loss due to the price spread.  Moreover, dealers trading on the OTCBB may not have a bid price for securities bought and sold through the OTCBB.  Due to the foregoing, demand for securities that are traded through the OTCBB may be decreased or eliminated.

Financial Industry Regulatory Authority, or FINRA, sales practice requirements may also limit a stockholder’s ability to buy and sell our common stock.

FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must, after conducting a thorough due diligence review of a customer’s financial condition, have reasonable grounds for believing that the investment is suitable for that customer.  Special rules on recommending speculative low priced securities to non-institutional customers require broker-dealers to make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other relevant financial information.  Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers.  These FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and may have an adverse effect on the market for our shares.

There has been no independent valuation of the stock, which means that the stock may be worth less than the purchase price.

This valuation of our stock is highly speculative and arbitrary. There is no relation to the market value, book value, or any other established criteria. We did not obtain an independent appraisal opinion on the valuation of the shares.

We anticipate the need to sell additional authorized shares in the future.  This will result in a dilution to our existing shareholders and a corresponding reduction in their percentage ownership in the Company.

We may seek additional funds through the sale of our common stock. This will result in a dilution effect to our shareholders whereby their percentage ownership interest in the Company is reduced. The magnitude of this dilution effect will be determined by the number of shares we will have to issue in the future to obtain the funds required.  The sale of additional stock to new shareholders will reduce the ownership position of the current shareholders.  The price of each share outstanding common share may decrease in the event we sell additional shares.

Our officers and directors own and control 78% of the shares of stock in our company which represents a high concentration of ownership and control over the decisions of the company.

Our officers and directors own 78% of the stock in our company.  They have the ability to control all decisions that are made on behalf of the company and its business.  Decisions they make may not be in the best interests of the small shareholders of the company.

It may be difficult to enforce civil liabilities against us or our directors, officers and controlling persons.

GMEC is a company organized under the laws of Florida, with its principal place of business in Hong Kong, and our directors, officers and controlling persons reside outside the United States. In addition, all or a substantial portion of our assets and their assets are located outside of the United States. As a result, it may be difficult for investors to effect service of process within the United States on such persons or to enforce judgments against them, including in any action based on civil liabilities under the U.S. federal securities laws. There is doubt as to the enforceability against such persons in Hong Kong, whether in original actions or in actions to enforce judgments of U.S. courts, of liabilities based solely on the U.S. federal securities laws.

IMPACT OF THE "PENNY STOCK" RULES ON BUYING OR SELLING OUR COMMON STOCK

The SEC has adopted penny stock regulations which apply to securities traded over-the- counter. These regulations generally define penny stock to be any equity security that has a market price of less than $5.00 per share or an equity security of an issuer with net tangible assets of less than $5,000,000 as indicated in audited financial statements, if the corporation has been in continuous operations for less than three years. Subject to certain limited exceptions, the rules for any transaction involving a penny stock require the delivery, prior to the transaction, of a risk disclosure document prepared by the SEC that contains certain information describing the nature and level of risk associated with investments in the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Monthly

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account statements must be sent by the broker-dealer disclosing the estimated market value of each penny stock held in the account or indicating that the estimated market value cannot be determined because of the unavailability of firm quotes. In addition, the rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established clients and institutional accredited investors (generally institutions with assets in excess of $5,000,000). These practices require that, prior to the purchase, the broker-dealer determined that transactions in penny stocks were suitable for the purchaser and obtained the purchaser's written consent to the transaction. Our shares are “penny stock.”

Trading in our common stock will be subject to the “penny stock” rules in Section 15(d) of the Securities Exchange Act of 1934 which imposes additional sales practice requirements on broker/dealers who sell our securities including the delivery of a standardized disclosure document; disclosure and confirmation of quotation prices; disclosure of compensation the broker/dealer receives; and, furnishing monthly account statements.  For sales of our securities, the broker/dealer must make a special suitability determination and receive from its customer a written agreement prior to making a sale.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements are those that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. They may contain words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “target,” “project,” “likely,” “will,” “would,” “could”, “may”, “should”, and words or phrases of similar meaning. They may relate to, among other things:

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a reduction in consumer and/or business spending in our market due to business layoffs or budget reductions, negative consumer sentiment, access to consumer credit, events or occurrences affecting the securities and/or financial markets, occurrences affecting our common stock, housing values, changes in federal, state, foreign and/or local tax levels or other factors;

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risks relating to the business industry and our business, including competition, changes in consumer tastes and preferences, risks associated with expanding our business, increases in energy costs, demographic trends, traffic patterns, weather conditions, independent contractor availability, benefits and cost increases, litigation judgments or, government regulation, our ability to maintain adequate financing facilities, our liquidity and capital resources, prevailing interest rates and legal and regulatory matters;

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public health issues, including, without limitation risks relating to the spread of pandemic diseases;

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legal proceedings and regulatory matters; and

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other risks detailed in “Risk Factors” herein and in our reports filed from time to time with the SEC.

Additionally, our ability to expand our business is dependent upon various factors, such as the availability of capital on favorable terms, the ability to obtain various government permits and licenses, and the recruitment and training of skilled management and business employees.

All forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive and governmental factors outside of our control, that may cause actual results to differ materially from trends, plans or expectations set forth in the forward-looking statements. These risks and uncertainties may include those discussed in “Risk Factors.” Given these risks and uncertainties, we urge you to read this prospectus completely with the understanding that actual future results may be materially different from what we plan or expect. These factors and the other risk factors described in this prospectus are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on forward-looking statements.

All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements made in this prospectus may not prove to be correct.

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USE OF PROCEEDS

We will receive the proceeds from the sale of the common stock offered through this prospectus.  We will incur all costs associated with this registration statement and prospectus.  There is no minimum amount of shares that must be sold during this offering.  All proceeds will be used for working capital and the costs associated with any business combination we may pursue in the future.

The company will use the first $500,000 as working capital to sustain its current operations.  Funds in excess of this amount are to be targeted for acquisitions.  Our first acquisition is a share exchange with Concept X Limited that will require no cash from our current operations.  We have entered into a non-binding share exchange agreement to acquire Concept X Limited pending completion of the appropriate due diligence.  Concept X’s core business is media production including productions of concerts, music videos, movies, TV commercials, TV programs and commercial promotional events.

While we have not identified a specific target for our next acquisition, management is researching small U.S. companies with revenues between $2.5mm and $5mm that we can acquire for cash and stock.  All amounts raised above $500,000 will be used specifically for future acquisitions.

DETERMINATION OF OFFERING PRICE

The offering price for the shares is based on the closing sale price on August 13, 2014 of $.44 per share.  Management determined that offering the shares at 80% of the most recent price, or $.35 per share would provide an incentive for investors.

DILUTION

The issuance of further shares and the eligibility of further issued shares for resale will dilute our common stock and may lower the price of our common stock. If you invest in our common stock, your interest may be diluted to the extent of the difference between the price per share you pay for the common stock and the pro forma as adjusted net tangible book value per share of our common stock at the time of sale. We calculate net tangible book value per share by calculating the total assets less intangible assets and total liabilities, and dividing it by the number of outstanding shares of common stock.  As of August 31, 2014 our net tangible book value was $365,139 or ($0.0141) per share.

Table 1.0 Dilution Per Share

Amount of Shares Sold	Dollar Amount Raised	Adjusted tangible book value per share	Decrease Per Share For New Shareholders	Increase Per Share For Existing Shareholders
1,428,571	US$ 500,000	0.03157	US$0.3184	US$0.0175
2,857,143	US$1,000,000	0.04735	US$0.3027	US$0.0333
4,285,714	US$1,500,000	0.06164	US$0.2884	US$0.0476
5,714,285	US$2,000,000	0.07464	US$0.2754	US$0.0606

Table 2.0 Dilution Comparison of Current Versus New Shareholders

Dollar Amount Raised	Price Paid By Current Shareholders	Percent of Consideration Paid By Current Shareholders	Percent of Securities Owned by existing Shareholders after the offer	Percent of Consideration Paid By New Shareholders	Percent of Securities Owned By New Shareholders
US$ 500,000	0.0019	9.43%	94.79%	90.57%	5.21%
US$1,000,000	0.0018	4.95%	90.09%	95.05%	9.91%
US$1,500,000	0.0017	3.36%	85.84%	96.64%	14.16%
US$2,000,000	0.0016	2.54%	81.97%	97.46%	18.03%

SELLING SECURITY HOLDERS

The Company is not registering any shares for sale other than those being offered by the company in our primary offering.

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PLAN OF DISTRIBUTION

General Plan of Distribution

Our Officers and Directors are “underwriters” within the meaning of the Securities Act of 1933, as amended in connection with the sale of the securities offered. They will be selling shares of our common stock being offered under this prospectus on a best effort, no minimum basis.  The price to the public will be fixed at $.35 for the duration of the offering.  Our Officers and Directors will receive no compensation for the sales of the securities offered in the primary offering.

If so indicated in any applicable prospectus supplement, we may authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of securities sold pursuant to such contracts shall not be less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to our approval. Delayed delivery contracts will not be subject to any conditions except that:

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the purchase by an institution of the securities covered under that contract shall not at the time of delivery be prohibited under the laws of the jurisdiction to which that institution is subject; and

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if the securities are also being sold to underwriters acting as principals for their own account, the underwriters shall have purchased such securities not sold for delayed delivery. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of delayed delivery contracts

If sales of shares offered under this prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part. In the post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

Our Officers and Directors will be subject to applicable provisions of the Exchange Act and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of and limit the timing of purchases and sales of any of the shares. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

If any of the shares of common stock offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders.

Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

We will pay the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of brokers, dealers and agents. We estimate that the expenses of the offering to be borne by us will be approximately $52,258. The estimated offering expenses consist of: a SEC registration fee of $258, accounting fees of $10,000, legal fees of $40,000 and printing miscellaneous expenses of $2,000.

Shares of our common stock sold pursuant to the registration statement of which this prospectus is a part will be authorized for trading on the OTCBB. The applicable prospectus supplement will contain information, where applicable, as to any other listing, if any, on the OTCBB or any securities market or other securities exchange of the securities covered by the prospectus supplement. We can make no assurance as to the liquidity of or the existence of trading markets for any of the securities.

Underwriters, dealers and agents may engage in other transactions with us, or perform other services for us, in the ordinary course of their business.  Our officers and directors do not plan to make use of any broker dealers to sell the stock being registered in this offering.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of our capital stock and provisions of our restated certificate of incorporation and restated by-laws, as they are in effect as of the date of this prospectus. For more detailed information, please see our restated certificate of

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incorporation and restated bylaws, which are filed with the Securities and Exchange Commission as exhibits to the registration statement of which this prospectus forms a part.

We are authorized to issue 375,000,000 shares of common stock, par value $0.01 per share, and a blank check class of preferred stock, none of which has been authorized in the form of par value or in the form of a specific rate of return or in any other manner created and issued and outstanding.  As of August 13, 2014, we had 25,974,317 shares of common stock outstanding held of record by 59 stockholders.

Common Stock

Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for dividend payments. All shares of common stock outstanding as of the date of this prospectus are fully paid and non-assessable. The holders of common stock have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Island Stock Transfer of Clearwater, Florida.

Preferred Stock

Our board of directors has the authority, without action by our stockholders, to designate and issue a blank check class of preferred stock in one or more series and to designate the rights, preferences, and limitations of all such series, any or all of which may be superior to the rights of our common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of the holders of common stock until our board of directors determines the specific rights of the holders of preferred stock. However, effects of the issuance of preferred stock include restricting dividends on our common stock, diluting the voting power of our common stock, impairing the liquidation rights of our common stock, and making it more difficult for a third party to acquire us, which could have the effect of discouraging a third party from acquiring, or deterring a third party from paying a premium to acquire, a majority of our outstanding voting stock. We have no present plans to issue any shares of our preferred stock.

DESCRIPTION OF BUSINESS

INTRODUCTION

We were incorporated on July 8, 1983.  From July 8, 1983 through March 20, 2008 we were in the business of providing specialty printing services to the commercial printing industry.

The Great China Mania Holdings, Inc. (“GMEC or the “Company”) was incorporated in Florida on July, 1983. In February, 2011, three new subsidiaries of GMEC were formed in Hong Kong. These subsidiaries are Great China Media limited (“GCM”), Great China Game Limited (“GCG”), and GME Holdings Limited (“GMEH”) (which operates an artist and artist management business). In June 2011, a new subsidiary GMEC Ventures Limited (“GMEV”), a Hong Kong company, was formed and maintained for holding future investments.

Due to the change of business strategy and focus, GMEC sold the assets and operations of GCG and GCM on April 23, 2013 and May 6, 2013, respectively. GMEC has since focused on developing and maintaining the business of entertainment, artist management, movie production, movie acquisitions and movie distribution in order to capture the growing business opportunities in Hong Kong, China and the Asia-Pacific region. In January, 2014, GMEC formed a subsidiary, GME Distribution Workshop Limited (“GMED”), to manage and maintain the movie-related businesses in Asia.

Current Corporate Structure

As of the date of this filing, the corporate structure is as follows:

The Company owns 100% of one wholly owned subsidiary named Super China Global Limited, a British Virgin Islands (BVI) company. Super China Global Limited has four (4) subsidiaries: 1) GMEH, a Hong Kong company incorporated on February

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18, 2011; 2) GMEV, a Hong Kong company incorporated on June 1, 2011, 3) 3A Pictures Limited F/K/A Number 5 Asia Management Limited (“#5”) a Hong Kong company incorporated on December 30, 2013 and amended on May 30, 2014, and 4) GMED, a Hong Kong company incorporated on January 24, 2014.  The following diagram presents a clear picture of our corporate structure.  Super China Global Limited owns 100% of the stock in each of its four (4) subsidiaries.

Subsidiaries to be established

GMEC has entered into two (2) agreements with parties to establish operating subsidiaries in Sydney, Australia; Shanghai, China; Malaysia; and Hong Kong.  While we have entered into these agreements and filed the appropriate 8-K reports, the parties are still performing the appropriate diligence necessary to establish the operational subsidiaries.  We anticipate that these new subsidiaries will be operational within the next sixty (60) days.

Due to the establishment of one (1) of the subsidiaries in Shanghai and the documentation necessary for the Chinese authorities to approve this subsidiary we believe that the opening of this subsidiary may take longer than the anticipated sixty (60) days for the other subsidiaries to be formed.

When these subsidiaries are operational there will be a split profit sharing for each subsidiary.  Darren Kong’s shareholder agreement calls for the two subsidiaries owned by him and GMEC to be the same share ownership structure.  Darren Kong will own 49% of the common stock and 100% of the preferred shares.  The profit sharing will be based on GMEC receiving 51% of the common stock dividends and Darren Kong receiving 49% of the common stock dividends.  Darren Kong will receive 100% of the preferred stock dividends.  The net income shall be distributed twice a year.

The operation of both the Shanghai and Sydney operational entities will be the responsibility of Darren Kong.  He shall have the sole authority to appoint additional officers and directors of the subsidiaries in Sydney and Shanghai.  Mr. Kong shall contribute a minimum of 360,000 RMB ($58,785 USD) and GMEC shall contribute its TaoBao Girls project.

Bong Kok Hoong’s shareholder agreement calls for the two subsidiaries owned by him and GMEC to be the same share ownership structure.  Bong Kok Hoong will own 49% of the common stock and 100% of the preferred shares.  The profit sharing will be based on GMEC receiving 51% of the common stock dividend and Bong Kok Hoong receiving 49% of the common stock dividend.  Bong Kok Hoong will receive 100% of the preferred stock dividend.  The net income shall be paid once a year.  Mr. Hoong shall contribute a minimum of 800,000 MYR ($239,100 USD) and GMEC shall contribute management consulting services.

Both Darren Kong and Bong Kok Hoong have agreed to a restriction on the sale of any of the shares in the subsidiaries, both common and preferred.  The following terms have been set forth regarding the common and preferred shares.

The parties will not, without the unanimous consent of all the shareholders, do any of the following: (i) issue additional Common Stock of any class or any securities convertible into Common Stock of any class; (ii) merge or participate in a Common Stock exchange with any other corporation; or (iii) sell, lease, mortgage, or otherwise transfer all or substantially all of the assets of the Subsidiaries for any consideration other than cash.

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In the event the shareholders agree to issue additional Common Stock or securities convertible into Common Stock, then each of the shareholders shall have the right to purchase any such securities so offered, at a future date, in proportion to his current respective interest in the Subsidiary at the time of such offer.

No Common Stock shall be voluntarily sold, pledged, hypothecated, or otherwise transferred or permitted to be transferred in any manner or by any means whatsoever except as follows:

Any shareholder intending to transfer any Common Stock, shall first offer such Common Stock for sale at the Purchase Value to the Subsidiary for a period of thirty (30) days, and then, to the extent such offer is rejected by the Subsidiary within that period, such Common Stock has been offered for sale at the Purchase Value for a period of ten (10) days to all other shareholders in proportion to the number of such Common Stock held by them.  Each such offer shall be in writing and shall specify the amount of Common Stock being offered, the name and address of each person to whom such Common Stock is proposed to be transferred, and the price per share and other terms upon which each such transfer is intended to be made; and each such offer may be accepted by the offeree in whole or in part at any time during the continuance of the offer.  If any Common Stock is not purchased pursuant to the aforesaid offer(s), the offeror shall for a period of ninety (90) days thereafter be free to transfer such Common Stock to the person or persons so named at the price per share and upon the other terms so named; provided that any such transferee of the Common Stock shall thereafter be bound by all of the provisions of this Agreement.

Whenever under this Agreement the Subsidiary or the shareholders exercise any option or right to redeem or purchase Common Stock of any shareholder, the Purchase Value shall be paid to the shareholder whose Common Stock has been redeemed or purchased in cash within thirty (30) days after notice to the affected shareholder.

(a) If, under the terms of this Agreement, the Common Stock of the shareholders is purchased or retired, such shareholder, or the legal representative of such shareholder, shall execute and deliver all necessary documents that may be reasonably required for accomplishing a complete transfer of such Common Stock for the purpose of the purchase transaction.

(b) Every transferee of Common Stock that is transferred in accordance with the provisions of this Agreement shall be deemed a shareholder and be bound by all of the provisions of this Agreement.  Any purported or attempted transfer of Common Stock that does not comply with the provisions of this Agreement shall be null and void and the purported transferee shall not be deemed to be a shareholder of the Subsidiary and shall not be entitled to receive any dividends or other distributions on or with respect to such Common Stock.

The parties will not, without the unanimous consent of all the shareholders, do any of the following: (i) issue additional Preferred Stock of any class or any securities convertible into Preferred Stock of any class;(ii) merge or participate in a Preferred Stock exchange with any other corporation; or (iii) sell, lease, mortgage, or otherwise transfer all or substantially all of the assets of the Subsidiary for any consideration other than cash.

In the event the shareholders agree to issue additional Preferred Stock or securities convertible into Preferred Stock, then each of the shareholders shall have the right to purchase any such securities so offered at a future date in proportion to his current respective interest in the Subsidiary at the time of such offer.

No Preferred Stock shall be voluntarily sold, pledged, hypothecated, or otherwise transferred or permitted to be transferred without GMEC’s consent. If the Preferred Stockholders have been given GMEC’s consent to sell, pledge, hypothecate or transfer their Preferred Stock, each such offer shall be in writing and shall specify the amount of Preferred Stock being offered, the name and address of each person to whom such Preferred Stock is proposed to be transferred, and the price per share and other terms upon which each such transfer is intended to be made, provided that any such transferee of those Preferred Stock shall thereafter be bound by all of the provisions of this Agreement.

Whenever under this Agreement the Subsidiaries or the shareholders exercise any option or right to redeem or purchase Preferred Stock of any shareholder, the Purchase Value shall be paid to the shareholder whose Preferred Stock has been redeemed or purchased in cash within thirty (30) days after notice to the affected shareholder.

(a) If, under the terms of this Agreement, the Preferred Stock of the shareholders is purchased or retired, such shareholder, or the legal representative of such shareholder, shall execute and deliver all necessary documents that may be reasonably required for accomplishing a complete transfer of such Preferred Stock for the purpose of the purchase transaction.

(b) Every transferee of Preferred Stock that is transferred in accordance with the provisions of this Agreement shall be deemed a shareholder and be bound by all of the provisions of this Agreement.  Any purported or attempted transfer of Preferred Stocks that does not comply with the provisions of this Agreement shall be null and void and the purported transferee shall not be

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deemed to be a shareholder of the Subsidiaries and shall not be entitled to receive any dividends or other distributions on or with respect to such Preferred Stocks.

General Description of Current Business

GMEC is an artist management and entertainment company headquartered in Hong Kong with talent located all over Asia. GMEC’s major business concentrations include artist management, event management, movie production, movie distribution, movie acquisition, music publishing, TV series production, show business and merchandising licensing. GMEC has built a trusted brand in the entertainment industry that creates high-quality commercial entertainment. GMEC’s businesses are geographically diverse throughout Hong Kong, China and other Asia-Pacific countries. GMEC has appointed sales representatives in Beijing (China), Guangzhou (China) and Malaysia to expand and manage our business coverage.

GMEC consists of two main business segments: 1) GMEH, an artist management company and 2) GMED, a movie production, distribution and acquisition company. Since 2013, GMEC has participated in movie production and distribution for the action movie named “Kick Ass Girls”. In order to manage the movie business efficiently and effectively, GMEC established a new business unit, GMED, to focus on the operations of movie-related businesses. On January 14, 2014, to synergize with and leverage on GMEC’s existing businesses, GMEC entered into an agreement with C&M Film Workshop Limited (“C&M”). According to the agreement, GMEC acquired from C&M all of its overseas distribution agreements giving GMEC the rights to distribute movies overseas. To maintain the continuous growth of the movie business, GMEC has also engaged Mr. Charlie Wong, a movie producer and distributor in Hong Kong, to head the new business unit over the next 5 years.

To capture the growing opportunities of artist management and movie business in the region, GMEC has positioned GMEH and GMED as its main business segments.  Our subsidiary 3A Pictures Limited F/K/A Number 5 Asia Management Limited will concentrate its efforts on establishing a consortium of investors for investment in the production of motion pictures.  As of the date of this filing we are in very preliminary talks with various companies however there have been no commitments of any type for this subsidiary and its goal.  This subsidiary has had no revenue as 3A Pictures Limited F/K/A Number 5 Asia Management Limited.

On October 8, 2014, GMEC entered into a shareholder agreement with an individual, Bong Kok Hoong, to form two joint venture subsidiaries; one in Malaysia and one in Hong Kong in the field of film casting, model management, model scouting and event management. Under the terms of this agreement, the Company will own 51% of each of the subsidiary’s common stock. Bong Kok Hoong will invest approximately USD $490,000 of capital into the two subsidiaries and the Company will license its trademark to the subsidiaries for the rights to advertise and execute their services using the GMEC trademark.

On October 14, 2014, GMEC entered into a shareholder agreement with an individual, Darren Kong, to form two joint venture subsidiaries; one in Shanghai and one in Sydney, Australia in the field of model management, model scouting and event management. Under the terms of this agreement, the Company will own 51% of each subsidiary’s common stock. Darren Kong will invest approximately USD $59,000 of capital into the two subsidiaries and the Company will license its trademark to the subsidiaries for the rights to advertise and execute their services using the GMEC trademark.

Copies of the agreements with Bong Kok Hoong and Darren Kong have previously been filed as exhibits to the announcements filed by the company on Form 8-K on October 9, 2014 and October 16, 2014 respectively.  To provide full and current disclosure we have attached and filed as exhibits with this filing copies of both agreements.

Description of Property

We have a single location in a commercial building located in a business district in Hong Kong.  Our office space consists of 2,853 square feet.  Our space has two (2) individual offices with the remaining space configured in small cubicle.  Our furniture, fixtures and equipment consists of the normal furnishings to support personal workstations.  Our electronics consists of personal workstations networked together for efficiency. In addition we have some IT servers to support our operations.  We will contract for any production work for movies and music we do not own or maintain any production facilities.

Products and Services

GMEH

GMEH currently manages 18 female artists and 7 male artists in Hong Kong, China, Malaysia and Australia.  We have an agency agreement with each of our talent.  We act as their agent in film, music and promotional events.  The individual talent agrees that we negotiate any fee that is to be earned by the talent and we are paid an agency fee which is a percentage of the gross fee paid by the company retaining the services of the talent.  Our fee varies on each agency agreement.  The demand for a talent determines the agency fee percentage we will receive.  Each individual is responsible for negotiating the agency fee with GMEH.

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GMEH is responsible for the talent availability when we negotiate an appearance by each of our talent.  Currently we have received no revenue from the appearance of any of our talent in movies other than from our disclosure provided below beginning on page 19.  In the future we will negotiate payment for the appearance of our talent in films, music and promotional events.

The artists GMEH currently manages:

Female:

Chrissie Chau	Jeana Ho
Mia Chan	Cheuk Wan Chi
Dada Lo	Hidy Yu
Coco Yuen	Waye
Kabby Hui	Suki Wong
Anna Kay	Hailey C
Emily Lim	Chris Tong
Bao	Lok Yan Ming
Lok Yan Wa	Cathryn Lee

Male:

Alex To	Dominic Ho
La Ying	Kit J
Ben Yeung	King Chiu
Frank Fan

During 2013, GMEH had its artists participate in the following:

Movie Participation

GMEH’s artists were involved in a variety of major movie projects all over the Asia-Pacific area.

‘Kick Ass Girls’ By Chrissie Chau, Cheuk Wan Chi, Hidy Yu and Dada Lo

'Journey to The West ' by Chrissie Chau

‘Mr. & Mrs. Player’ by Chrissie Chau

“Break Up 100” by Chrissie Chau

‘Lan Kwai Fong 3’ by Jeana Ho

‘May We Chat’ by Kabby Hui

TV Series Participation

 'X-Girls' By Chrissie Chau

Promotional Events

GMEH has accumulated experience in hosting and producing concerts and live shows.  The following promotional events were presented by GMEH in 2013:

The Chippendales Asia Tour HK 2013

Opening Ceremony of Kowloon Watch Co. at i-Square by Chrissie Chau

Hong Kong Jockey Club Racing Specialist by Chrissie Chau

San Miguel Light Beer Promotion event by Chrissie Chau

San Miguel Light Beer Promotion event by Jeana Ho and Mia Chan

Comedy show ‘One night Stand’ by Cheuk Wan Chi

In 2014 Chrissie Chau has been a part of the Giordano and Timberland promotions in Hong Kong.

Spokesperson

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In 2013 the following talents were chosen as spokesperson for the following products.  They served for a period of one year and their agreement as spokesperson terminated in June of 2014.

Chrissie Chau was chosen as the spokesperson of Hong Kong's largest electronics retailers “Citylink”.

Chrissie Chau was chosen as the spokesperson of “LA MIU” a brand of women’s underwear and consumer goods in China.

Chrissie Chau was chosen as the sole spokesperson of Kentucky Fried Chicken ("KFC") and its signature "Japanese Burger" in Hong Kong.

Cheuk Wan Chi was chosen as the spokesperson of the energy drink “Shark” in Hong Kong.

Artist  Related Merchandising

A crossover series of women’s underwear named “Chrissie Series” by Chrissie Chau and “LA MIU” a women’s underwear brand was launched.  These products were launched in 2011 and the product sales agreements terminated in June of 2014.

Music and Record Productions

GMEC has a division for music projects. We have gathered creative solo singers and groups from Hong Kong and China to introduce fresh elements to the local music industry.

MV ‘Dream” Lok Yan Ming and Lok Yan Wa

Live concerts in Hong Kong by Alex To (August 2014)

World Tour live concerts by Alex To (1st & 2nd quarter 2015)

GMED

Movie Production

Filmmaking involves a number of discrete stages including an initial story, idea, or commission, through scriptwriting, casting, shooting, editing, and screening the finished product before an audience that may result in a film release and exhibition.  GMEC has the ability to produce movies for third parties.  Through our officers and directors we have the ability to coordinate the production of movies by subcontracting the production to local production companies.  We may contract as the producers for third parties while the work is performed at subcontracted facilities.

Movie Distribution

This task may be accomplished locally and overseas in a variety of ways; for example, with a theatrical release, a home entertainment release (in which the movie is made available on DVD Video or Blu-ray Disc) or a television program for broadcast syndication and may include digital distribution. For commercial projects, film distribution is usually accompanied by film promotion.

GMEC has participated in various movie projects targeting the Chinese-speaking markets. The collaboration with Malaysia’s leading cinema exhibitor and distributor, Golden Screen Cinemas Sdn Bhd, has opened one of the largest Chinese speaking markets for GMEC’s movie business.  We have developed a relationship with Golden Screen Cinemas Sdn Bhd where we have the ability to distribute movies produced in Hong Kong specifically for the Asian viewing audience.

The Company has not signed any agreements with Golden Screen. In 2013 we developed the business relationship with Golden Screen’s management through our Malaysia subsidiary partner’s connection.

In the future GMED hopes to cooperate and enter into agreement with Golden Screen on a movie-by-movie basis, by licensing our movies’ rights to Golden Screen to distribute our movies in Malaysia. Through licensing the movies’ rights GMED will be able to share a certain percentage of movie’s box office receipts with Golden Screen.

The launching of the movie “Kick Ass Girls” in 2013 provided GMEC the opportunity to enter the Asia-Pacific movie market.  Our Director Wong Wing Fung Charlie was the producer for “Kick Ass Girls” and “Girls Police Academy” which is scheduled to be shown in the fourth quarter of 2014.  In addition, GMEC was able to provide talent as actors and actresses in both movies.

Movie Projects in 2013 and 2014

We have two (2) movies that have been produced and have either been released or will be in the fourth quarter of 2014.

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“Kick Ass Girls” (2013)

“Girls Police Academy” (scheduled to be shown in the fourth quarter of 2014)

Since GMED has just entered into the movie production business segment it did not receive any revenues from the production of or participation in the production of the movies Kick Ass Girls and Girls Police Academy scheduled for showing in the fourth quarter of 2014.  To date the revenues the Company (our subsidiary GMEH) has earned from the movies "Kick Ass Girls" and "Girls Police Academy" is from the artist fee for the artists' participation in these movies. The artist fees are the sole revenue we have earned from these movies.  In the future, we hope to earn revenue from distribution of the movie "Girls Police Academy". We cannot ascertain the amount we will receive as this movie has not finished production and is not yet being distributed.

GMEH earned an agency fee for our talent appearing in the movies Kick Ass Girls and Girls Police Academy.  We have earned an agency fee of $108,360 USD for our talent appearing in the movie Kick Ass Girls.  The movie Girls Police Academy is still in production however our talent has earned agency fees of approximately $38,750 to date.  As production continues we hope to earn additional agency fees from the appearance of our talent in this movie.

Upon completion of the movie we will try to negotiate distribution rights from the owner of the movie.

Our subsidiary GMEH did earn agency fees for its artists' appearances in movie participation, TV series participation, promotional events, working as a spokesperson, artist related merchandising and music events.

GMEH has earned agency fees through artists' incomes for the activities listed below:

Movie Participation

“Kick Ass Girls” By Chrissie Chau, Cheuk Wan Chi, Hidy Yu and Dada Lo

“Journey to The West”  by Chrissie Chau

“Mr. & Mrs. Player” by Chrissie Chau

“Break Up 100” by Chrissie Chau

“Lan Kwai Fong 3” by Jeana Ho

“May We Chat” by Kabby Hui

TV Series Participation

“'X-Girls” By Chrissie Chau

Promotional Events

Opening Ceremony of Kowloon Watch Co. at i-Square by Chrissie Chau

Hong Kong Jockey Club Racing Specialist by Chrissie Chau

San Miguel Light Beer Promotion event by Chrissie Chau

San Miguel Light Beer Promotion event by Jeana Ho and Mia Chan

Comedy show “One night Stand” by Cheuk Wan Chi

In 2014 Chrissie Chau has been a part of the Giordano and Timberland promotions in Hong Kong.

Spokesperson

Chrissie Chau was chosen as the spokesperson of Hong Kong's largest electronics retailers Citylink.

Chrissie Chau was chosen as the spokesperson of “LA MIU” a brand of women’s underwear and consumer goods in China.

Chrissie Chau was chosen as the sole spokesperson of Kentucky Fried Chicken (KFC) and its signature “Japanese Burger” in Hong Kong.

Cheuk Wan Chi was chosen as the spokesperson of the energy drink “Shark” in Hong Kong.

Artist Related Merchandising

Our artist, Chrissie Chau, earned an artist fee (agency fee) for being the spokesperson of the crossover women’s underwear products.

A crossover series of women’s underwear named “Chrissie Series” by Chrissie Chau and “LA MIU” a women’s underwear brand was launched.  These products were launched in 2011 and the product sales agreements terminated in June of 2014.

GMEH has also earned agency fees through its artists' participation in and being the spokespersons for institutional clients. The selected list of institutional clients of GMEH in 2013 included:

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1.

KFC

In May of 2013, Chrissie Chau was chosen as the spokesperson of KFC and its signature "Japanese Burger" in Hong Kong. The artist agency fee for working as KFC’s spokesperson was approximately $10,300 USD.

2.

Bossini

From January through June of 2013 Chrissie Chau was the spokesperson of fashion brand Bossini in Hong Kong. The artist agency fee as Bossini’s spokesperson was approximately $25,800 USD.

3.

LA MIU

From January of 2011 to June of 2014 Chrissie Chau was the sole spokesperson of the women’s underwear brand LA MIU, in China. The artist agency fee as LA MIU’s spokesperson during the period was approximately $556,000 USD.

4.

Giordano

From February to April of 2014 Chrissie Chau was chosen as the spokesperson of fashion brand Giordano in Hong Kong. The artist agency fee for working as Giordano’s spokesperson was approximately $11,600 USD.

5.

Citylink

From January of 2013 to December of 2014, Chrissie Chau is the spokesperson of Citylink. The artist agency fee as Citylink’s spokesperson during the period is estimated at approximately $58,000 USD.

6.

Funamedia

In 2013, Chrissie Chau participated in a TV-series in China for Funamedia. The artist agency fee for participating in this TV-series was approximately $71,400 USD.

7.

Mega-Vision Pictures Limited

In 2014, our artist Dominic Ho has participated in a movie for Mega-Vision Pictures Limited. The artist income for participating in this movie was approximately $14,800 USD.

8.

China 3D Digital Entertainment Limited

In 2014, Chrissie Chau has signed a movie contract for 12 movies with China 3D Digital Entertainment Limited.  Our subsidiary GMEH has received an agency fee of $420,000 USD as an initial deposit for the appearance of Ms. Chau in these movies.

Currently, our institutional clients are as follow:

1.

Citylink

2.

Mega-Vision Pictures Limited

3.

China 3D Digital Entertainment Limited

4.

XJT Healthy Life Group Limited

During 2014 - 2015, Chrissie Chau will be the spokesperson of XJT Healthy Life Group Limited in China. The artist agency fee for her appearing as the spokesperson XJT Healthy Life Group Limited during the period is estimated at approximately $103,000 USD.  This revenue will be recorded through our subsidiary GMEH.

In the future GMED will receive shared revenue from films it helps produce or distribute in several revenue areas:

1.

Movie Box office receipts.

2.

Movie production fees.

3.

Royalty rights from various distribution channels (includes selling of VCD’s/DVD’s, broadcasting by free television, pay television online platforms and airline platforms)

4.

Merchandise sales derived from GMED’s movies.

5.

Advertising income through product placement and sponsorship opportunities in GMED’s movies.

Target customers

GMEH

Since the majority of its artists appeal to teens and the young generation, GMEH’s target customers are:

1.

Teens and young adults; and

2.

Brand owners and institutional customers who target teens and young adults as their end customers

The selected list of institutional clients of GMEH in 2013 included:

1.

KFC

2.

Bossini

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3.

LA MIU

4.

Giordano

5.

Citylink

6.

Funamedia

7.

Mega-Vision Pictures Limited

8.

China 3D Digital Entertainment Limited

Our talent is provided to KFC; Bossini; LA MIU; Giordino; and Citylink as spokespersons to promote the products of the client.  For Funamedia; Mega-Vision Pictures Limited; and China 3D Digital Entertainment Limited our talent participated in motion pictures.

Industry and Market Environment

Entertainment

We expect China's entertainment and media income to grow annually in the next few years. The growth of China's entertainment and media sector in the next few years will be pushed by China's economic expansion, government support as well as the injection of industry funds hoping to cash in on increasing consumer spending. Artists or celebrities help to attract more audiences towards advertisements, brands, products, or promotional events. Artist management companies can offer artist or celebrities with various talents to the brands and companies targeting the huge China’s market. Also, driven by the growth in entertainment industry (including movies, media, theme parks etc.) in China, there is huge demand for talent and artists in the Asia-Pacific market.

Movies

Hong Kong has a dynamic film entertainment industry. Its film talent and professionals have managed to make their names known in both Eastern and Western movie markets. Hong Kong is one of the world's leading action film exporters. In 2013, 42 locally produced films were released. In addition to the foreign films released, Hong Kong cinemas had recorded total box office receipts of approximately $209 million in 2013. Hong Kong's film industry as a whole is reliant on overseas revenues, given the limited size of the domestic market. Asia accounts for the majority of the foreign sales income. In recent years, the Chinese mainland has become a vital market for Hong Kong movies.

 Major Competitors

The Company has two major prevailing competitors in Hong Kong, specifically: China 3D Digital Entertainment Limited (“China 3D”) and Pegasus Entertainment Holdings Limited (“Pegasus”).

China 3D is a publicly trading company listed on the Growth Enterprise Market of The Hong Kong Stock Exchange (“GEM”).

The focus of China 3D is the production of movies, acquisition of movie rights and distribution.  Looking forward in 2014, they will continue to develop their businesses of entertainment and movie productions for the Hong Kong and China markets. They are in direct competition with GMEC’s movie business as we plan to enter into the movie production and distribution rights business segment in 2014.

Pegasus is also a publicly trading company listed GEM stock.  Pegasus has an established brand name in the China movie market concentrating in the comedy genre. They have successfully acquired the theatrical distribution rights and arranged the showing in Hong Kong and Macau for "Lost in Thailand", a comedy that has gross box office receipts over $190 million USD in China, setting the highest record for China box office receipts by a Chinese language movie. They are also in direct competition with GMEC on the movie production and movie distribution rights business in Hong Kong and China market.

Business Development

GMEC hopes to expand through its movie production and movie distribution related businesses and acquisitions beginning in the fourth quarter of 2015.

Movie Production and Distribution

We plan to expand our current movie production and movie distribution businesses through a division established to specifically manage and operate all the projects related to movie production and distribution. The new subsidiary company, GMED will be the business unit for movie-related projects and business.  We will earn a commission on the distribution of films according to

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the terms of our movie distribution agreement attached as an exhibit to this registration statement.  Our commission is negotiated on a deal by deal basis and will be subject to change depending on the other party to the agreement.  All of our out of pocket expenses as the distribution agent shall be paid to use from the gross receipts and any remaining funds shall be distributed to the film owner.

Acquisitions

The Company is trying to develop plans to acquire businesses that can synergize with our existing operations. Potential targets in the following business segments include:

1.

Talent and artist management companies in China and Asia.

2.

Movie production and distribution companies in China.

3.

Theater management companies in China

Employees

The following table summarizes the employees of GMEC and their operations of GMEH and its other subsidiaries.  As a holding company GMEC does not have any paid employees.  Our executive officers and directors receive any cash compensation from our subsidiary GMEH in accordance with Hong Kong law.

Table 3.0

	GMEC	GMEH	All Other Subsidiaries	Total
CEO	1	0	0	1
General & Administration		10	1	10
Total	1	10	1	12

DIRECTORS AND EXECUTIVE OFFICERS

At July 31, 2014, our directors and executive officers are as follows:

Name	Age	Position
Kwong Kwan Yin Roy	38	Chief Executive Officer, Chief Financial Officer and Director
Yum Ka Yan	36	Director
Wong Wing Fung Charlie	37	Director GMED (a subsidiary of GMEC)

On January 14, 2013 Mr. Kwong Kwan Yin Roy was appointed as CEO and Chief Financial Officer (CFO) and is also our Chairman of the Board of Directors.  Prior to January of 2013 Mr. Kwong Kwan Yin Roy was the Executive Director of GMEH. He was appointed as a director on January 28, 2011.  Mr. Kwong is the sole director of our subsidiaries except GMED where Wong Wing Fung Charlie is the other director.

Wong Wing Fung Charlie is currently the owner of Lion Rock Pictures Limited.  As the President and sole owner his function is to raise capital for the production of movie projects.  As a Director of GMED, a wholly owned subsidiary of GMEC, his function is to distribute movies after they are produced and to assist in expanding our movie production and distribution business.  We believe that his endeavors in Lion Rock are complementary to his position at GMED.  Our Board of Directors does not believe that there is a conflict of interest for Mr. Wong at the present time.

Mr. Kwong Kwan Yin Roy, age 38, received his education at Poly University Hong Kong. He joined Hong Kong Television Broadcasts Limited in 1997, where he was responsible for variety and music shows and became familiar with the operation of the electronic media. He joined Hong Kong Emperor Entertainment in 2000, where he was responsible for corporate promotion of music, film, and production. Mr. Kwong has experience in advertising, corporate matters and brand building. In 2004, he successfully formed an alliance between California Red Group (a karaoke operator) with NEWAY (a karaoke operator) and Emperor Group. During his experience at Emperor Group, Mr. Kwong organized a number of large-scale publicity projects including work for the top artist in Hong Kong and China. Mr. Kwong was appointed as CEO and CFO and Chairman of the Board of Directors of the company since January 14, 2013.

Ms. Yum Ka Yan, age 36, received her education at University of Hong Kong. Ms. Yum joined Edko Films Limited in 2005, where she was responsible for marketing and promotion of movies and cinema opening.  She joined Emperor Motion Pictures in 2007 where she was promoted to Assistant Marketing Manager.  She was responsible for marketing and promotion planning of movie production. Ms. Yum has experience in advertising, marketing and publicity planning. She participated in marketing and publicity

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campaigns in various blockbuster titles: Lust, Caution (2007); Spider Man 3 (2007); Curse of Golden Flower (2006); and Brokeback Mountain (2005). She joined the company on March 1, 2011 as Senior Marketing Manager and was promoted on April 1, 2011 to Assistant General Manager and was appointed as director on January 14, 2013.

Mr. Wong Wing Fung Charlie, age 40, was appointed as a Director of GMED, a subsidiary of the company, on January 24, 2014.  He has been a movie Producer and the Founder of Lion Rock Pictures Limited, Pineapple Animation Limited and C&M Film Workshop Limited.  Charlie started his film business career in 1999 after graduating from UK’s Leicester University with a BSc Business Economic degree.  He joined China Star Entertainment Group in 1999 as a Distribution Executive. While working at China Star, he participated in most of the international film festivals and markets, including the American Film Market; Cannes Film Festival; Milan Film Festival; Pusan Film Festival; Berlin Film Festival and Hong Kong Filmart. In 2003, Charlie joined Film Workship Limited responsible for film production, post-production and distribution. In 2007, Mr. Wong joined T-Films Limited. At the same time, he was invited by Puzzle Animation Studio (based in China), to become the Distribution and Marketing Director of the company. Meanwhile, Mr. Wong founded C&M Film Workshop Limited mainly to distribute independent movies to Hong Kong and Mainland China. Mr. Wong founded Lion Rock Pictures Limited in 2012 aiming to produce movies which have high quality and value for international distribution. In 2014, Mr. Wong was appointed as the director of GMED to head the company to develop its movie business.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

These include statements about our expectations, beliefs, intentions or strategies for the future, which we indicate by words or phrases such as "anticipate", "expect", "intend", "plan", "will", "we believe", "the Company believes", "management believes" and similar language. The forward-looking statements are based on the current expectations of the Company and are subject to certain risks, uncertainties and assumptions, including those set forth in the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in this registration statement. The actual results may differ materially from results anticipated in these forward-looking statements. We base the forward-looking statements on information currently available to us.

Except as otherwise indicated by the context, references in this Registration Statement to “we”, “us”, “our”, “the Registrant”, “our Company” or “the Company” are to Great China Mania Holdings, Inc., a Florida corporation and its consolidated subsidiaries. Unless the context otherwise requires, all references to (i) “BVI” are to British Virgin Islands; (ii) “PRC” and “China” are to the People’s Republic of China; (iii) “U.S. dollar”, “$” and “US$” are to United States dollars; (iv) “HKD” are to the Hong Kong Dollar; (v) “Securities Act” are to the Securities Act of 1933, as amended; and (vi) “Exchange Act” are to the Securities Exchange Act of 1934, as amended.

Critical Accounting Policies and Estimates

Our financial statements and related public financial information are based on the application of accounting principles generally accepted in the United States ("US GAAP"). US GAAP requires the use of estimates; assumptions, judgments and subjective interpretations of accounting principles that have an impact on the assets, liabilities, revenues and expenses amounts reported. These estimates can also affect supplemental information contained in our external disclosures including information regarding contingencies, risk and financial condition. We believe our use of estimates and underlying accounting assumptions adhere to GAAP and are consistently and conservatively applied. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions. We continue to monitor significant estimates made during the preparation of our financial statements.

We believe the following is among the most critical accounting policies that impact our consolidated financial statements. We suggest that our significant accounting policies, as described in our consolidated financial statements in the Summary of Significant Accounting Policies, be read in conjunction with this Management's Discussion and Analysis of Financial Condition and Results of Operations.

We recognize revenue in accordance with Staff Accounting Bulletin ("SAB") No. 104. All of the following criteria must exist in order for us to recognize revenue:

1.

Persuasive evidence of an arrangement exists;

2.

Delivery has occurred;

3.

The seller's price to the buyer is fixed or determinable; and

4.

Collectability is reasonably assured.

Revenue recognition policies for each of the major products and services of continuing operations are illustrated as follows:

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(i)	Revenue from provision of artist management, event management, and promotion for its clients is recognized when services are rendered.
(ii)	Revenue from artist-related merchandising is recognized when receipt is confirmed by clients according to the relating predetermined agreements.
(iii)	Revenue from intellectual property rights on CD, DVD and video products is recognized upon delivery of products to customers.

Based on these factors, the Company believes that it can apply the provisions of SAB 104 with minimal subjectivity.

Our estimate of the reliability of the deferred tax assets will change as the Company becomes more profitable.

Recent Accounting Pronouncements

The Company does not expect that the adoption of any recent accounting pronouncements will have any material impact on its financial statements.

Results of Continuing Operations – Three Months Ended September 30, 2014 as Compared to Three Months Ended September 30, 2013.

The following table summarizes the results of our continuing operations during the three-month period ended September 30, 2014 and 2013, and provides information regarding the dollar and percentage increase / (decrease) from the three-month period ended September 30, 2013 to the three-month period ended September 30, 2014.

	Three months ended September 30,
	2014	2013	Increase /(decrease)	% Change
Revenue	$571,270	$470,279	$100,991	21.47%
Cost of sales	400,988	338,243	62,745	18.55%
Gross profit	170,282	132,036	38,246	28.97%
Sales & marketing	10,748	7,828	2,920	37.30%
General & administrative	182,549	604,448	(423,513)	(69.80%)
Loss from operations	(23,015)	(480,240)	457,225	95.21%
Other expense	17,061	(99,503)	116,564	117.15%
Income tax expenses	-	-	-	N/A
Net income/(loss) from continuing operations	$(5,954)	$(579,743)	$573,789	98.97%

Revenues

Revenues increased by $100,991 to $571,270 for the three months ended September 30, 2014 as compared to $470,279 for the same period in 2013, representing a 21.47% increase. The increase in revenue was mainly due to 1) an increase of $76,920 generated by a new sales contract, and 2) an increase of $24,071 due to the volume increase of overseas artists’ performance.

Cost of sales

Cost of sales increased by $ 62,745 to $400,988 for the three months ended September 30, 2014 as compared to $338,243 for the same period in 2013, representing an 18.55% increase. The increases were mainly due to the increase of artist fee by $63,593 and other direct cost by $7,833 in aggregate offset by the decrease of referral fee by $8,681.

Gross margin

Gross margin increased by $38,246 to $170,282 for the three months ended September 30, 2014 as compared to $132,036 for the same period in 2013, representing a 28.97% increase. The increase was mainly due to 1) an increase in revenue of $100,991, and 2) a decrease of referral fees by $8,681 offset by i) an increase in artist fees of $63,593 and ii) other direct costs by $7,833 in aggregate in the same period.

Sales & marketing expenses

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Sales & marketing expenses increased by $2,920 to $10,478 for the three months ended September 30, 2014 as compared to $7,828 for the same period in 2013. The increase was mainly due to the increase of advertising expenses by $6,964 offset by the decrease of other sales & marketing expenses by $4,044 in aggregate.

General and administrative

The following table summarizes general and administrative expenses during the three-month period ended September 30, 2014 and 2013, and provides information regarding the dollar and percentage increase / (decrease) from the three-month period ended September 30, 2013 to the three-month period ended September 30, 2014.

	Three months ended September 30,
	2014	2013	Increase (decrease)	% Change
Payroll cost	109,364	111,070	(1,706)	(1.54%)
Rental expenses	27,698	30,843	(3,145)	(10.20%)
Legal and professional fee	31,284	459,122	(427,838)	(93.19%)
Miscellaneous	14,203	3,413	10,790	316.14%
			(421,899)	(69.80%)

Payroll cost decreased by $1,706 to $109,364 for the three months ended September 30, 2014 as compared to $111,070 for the same period in 2013, representing a 1.54% decrease. The decrease was mainly due to the decrease of number of staffs during the period.

Rental expenses decreased by $3,145 to $27,698 for the three months ended September 30, 2014 as compared to $30,843 for the same period in 2013, representing a 10.20% decrease. The decrease was mainly due to rent saved by the relocation of Guangzhou office in December 2013.

Legal and professional fee decreased by $427,838 to $31,284 for the three months ended September 30, 2014 as compared to $459,122 for the same period in 2013, representing a 93.19% decrease. The decrease was mainly due to the saving of 1.) a business development consultation fee by $356,368, 2.) a legal consultation fee by $31,225, 3.) legal cost relating to convertible note by $5,000, and 4.) press release expenses by $42,775 offset by the increase of legal related disbursement by $7,530 in aggregate.

Miscellaneous expenses increased by $10,790 to $14,203 for the three months ended September 30, 2014 as compared to $3,413 for the same period in 2013, representing a 316.14% increase. The increase was mainly due to the increase of amortization expense $10,000 and all other expenses of $790 in aggregate.

Net income / (loss) from continuing operations

Net income from continuing operations decreased by $573,789 to a net loss of $5,954 for the three months ended September 30, 2014 as compared to a net loss of $579,743 for the same period in 2013.

Results of Continuing Operations – Nine months Ended September 30, 2014 as Compared to Nine months Ended September 30, 2013.

The following table summarizes the results of our continuing operations during the nine-month period ended September 30, 2014 and 2013, and provides information regarding the dollar and percentage increase / (decrease) from the nine-month period ended September 30, 2013 to the nine-month period ended September 30, 2014.

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	Nine months ended September 30,
	2014	2013	Increase (decrease)	% Change
Revenue	$1,390,900	$1,455,059	$(64,159)	(4.41%)
Cost of sales	899,125	924,716	(25,591)	(2.77%)
Gross profit	491,775	530,343	(38,568)	(7.27%)
Sales & marketing	32,999	29,657	3,342	11.27%
General & administrative	565,888	1,342,300	(776,412)	(57.84%)
Loss from operations	(107,112)	(841,614)	734,502	87.27%
Other income (expense)	16,790		190,802	109.65%
Provision for taxation	-	-	-	N/A
Net income/(loss) from continuing operations	$(90,322)	$(1,015,626)	$925,304	91.11%

Revenues

Revenues decreased by $64,159 to $1,390,900 for the nine months ended September 30, 2014 as compared to $1,455,059 for the same period in 2013. The decrease in revenue was mainly due to the loss of a material sales contract values $120,312 in the second quarter of 2014 and the decrease of overseas promotion events revenue by $20,767 in aggregate offset by a new sales contract values $76,920 closed in the third quarter 2014.

Cost of sales

Cost of sales decreased by $25,591 to $899,125 for the nine months ended September 30, 2014 as compared to $924,716 for the same period in 2013.The decrease of cost of sales was mainly due to the increase of referral fee and other direct cost by $3,236 and $27,838 separately offset by the decrease of artist fee by $56,665.

Gross margin

Gross margin increased by $38,568 to $491,775 for the nine months ended September 30, 2014 as compared to $530,343 for the same period in 2013. The increase of gross margin was mainly due to the decrease of artist fee by $56,665 offset by 1.) the decrease of revenue by $64,159, 2.) the increase of referral fee by $3,236 and 3.) the increase of other direct cost by $27,838 in aggregate in the same period.

Sales & marketing expenses

Sales & marketing expenses increased by $3,342 to $32,999 for the nine months ended September 30, 2014 as compared to $29,657 for the same period in 2013. The increase was mainly due to the increase of advertising expenses by $22,083 offset by the decrease of other sales & marketing expenses by $19,284 in aggregate.

General and administrative

The following table summarizes general and administrative expenses during the nine-month period ended September 30, 2014 and 2013, and provides information regarding the dollar and percentage increase / (decrease) from the nine-month period ended September 30, 2013 to the nine-month period ended September 30, 2014.

	Nine months ended September 30,
	2014	2013	Increase (decrease)	% Change
Payroll cost	383,938	357,497	26,441	7.40%
Rental expenses	79,429	89,867	(10,438)	(11.61%)
Legal and professional fee	52,589	875,861	(823,272)	(94.00%)
Miscellaneous	49,932	19,075	30,857	161.77%
			(776,412)	(57.84%)

Payroll cost increased by $26,441 to $383,938 for the nine months ended September 30, 2014 as compared to $357,497 for the same period in 2013, representing a 7.40% increase. The increase was mainly due to the salary adjustment of employees newly recruited in the first quarter of 2014.

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Rental expenses decreased by $10,438 to $79,429 for nine months ended September 30, 2014 as compared to $89,867 for the same period in 2013, representing a % decrease. The decrease was mainly due to rent saved by the relocation of Guangzhou office in December 2013.

Legal and professional fee decreased by $823,272 to $52,589 for the nine months ended September 30, 2014 as compared to $875,861 for the same period in 2013, representing a 94.00% decrease. The decrease was mainly due to the savings of: 1) business development consultation fee by $662,368; 2) transfer agency expenses by $1,717; 3) legal consultation fee by $52,594; 4) press releasing expenses by $98,061; and 5) legal related disbursement by $8,532 in aggregate.

Miscellaneous expenses increased by $30,857 to $49,932 for the nine months ended September 30, 2014 as compared to $19,075 for the same period in 2013, representing a 161.77% increase. The increase was mainly due to the increase of amortization expense $30,000 and all other expenses of $857 in aggregate.

Net loss from continuing operations

Net loss from continuing operations decreased by $925,304 to a net loss of $90,322 for the nine months ended September 30, 2014 as compared to $1,015,626 for the same period in 2013.

Liquidity and Capital Resources

Cash

Our cash balance as of September 30, 2014 was $432,548 representing a decrease of $192,809 as compared to $640,383 as of December 31, 2013.

Cash flow

Operating Activities

Net cash used in operating activities for the nine months ended September 30, 2014 amounted to $337,718 compared to net cash provided by operating activities of $26,212 in the same period of 2013. The change of $311,506 was mainly due to: 1) a decrease of $925,304 in net loss; 2) $30,000 in amortization expenses; 3) an increase of $146,643 in trade and other receivable; and 4) an increase of $252,248 in unearned revenue offset by i) $5,000 in gain on disposal of asset, ii) a decrease of $31,581 in net interest payable, iii) a decrease of $66,936 in amortization of discount on convertible notes, iv) a decrease of $762,363 in share based payment, and v) a decrease of $811,602 in trade and other payable.

Financing Activities

Net cash provided by financing activities for the nine months ended September 30, 2014 amounted to $129,883 compared to $476,908 for the same period of 2013. The change of $347,025 was primarily due to the net proceeds from the short term borrowing $56,416 and the issuance of 223,336 shares by $15,732 for the nine months ended September 30, 2014 in compared to the net proceeds from convertible loan $100,000 and subscription receivable by $445,077 offset by the net repayment of short term borrowing $125,859 in the same period of 2013.

Working capital

Our working capital decreased by $481,494 to $11,124 as of September 30, 2014 as compared to $492,618 as of December 31, 2013.

As of September 30, 2014 we may need additional cash resources to operate during the upcoming 12 months, and the continuation of the Company may dependent upon the continuing financial support of investors, directors and/or stockholders of the Company. We intends to attempt to acquire additional operating capital through private equity offerings to the public and existing investors to fund its business plan. However, there is no assurance that equity or debt offerings will be successful in raising sufficient funds to assure the eventual profitability of the Company. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

Off-Balance Sheet Arrangements

We do not have any off balance sheet arrangements

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Inflation

Inflation does not have a material impact on our business and we do not expect inflation to have an impact on our business in the near future

Currency Exchange Fluctuations

All of the Company’s revenues and a majority of its expenses in the nine months ended September 30, 2014 were denominated in HKD and were converted into US dollars at the exchange rate of 7.8 to 1. There can be no assurance that HKD-to-U.S. dollar exchange rates will remain stable. A devaluation of HKD relative to the U.S. dollar would adversely affect our business, consolidated financial condition and results of operations. We do not engage in currency hedging.

Results of Continued Operations For The Years Ended December 31, 2013 And 2012.

The following  summarizes the results of our continued operations during the year ended December 31, 2013 and 2012, and provides information regarding the dollar and percentage increase or (decrease) from the year ended December 31, 2012 to the year ended December 31, 2013.

	2013	2012	Increase (decrease)	% Change
Revenue	$2,310,329	$1,931,005	$379,324	19.64%
Cost of sales	1,562,252	1,282,555	279,697	21.81%
Gross profit	748,077	648,450	99,627	15.36%
Sales & marketing	51,330	43,182	8,148	18.87%
General & administrative	1,648,016	986,138	661,878	67.12%
Loss of impairment of asset	15,000	-	15,000	100.00%
Loss from operations	(966,269)	(380,870)	(585,399)	153.70%
Other income (expense)	(162,098)	(50,027)	(112,071)	224.02%
Provision for taxation	-	-	-	N/A
Net loss from continuing operations	$(1,128,367)	$(430,897)	$(697,470)	161.86%

Revenues

Sales revenue increased by $379,324 to $2,310,329 for the year ended December 31, 2013 as compared to $1,931,005 for 2012 representing a 19.64% increase. The increase in revenue was mainly due to the increase of $454,779 by the artists’ performances in promotional events for brands and institutional customers and $8,978 by artist-related merchandising and shared profit of intellectual property rights offset by the decrease of $84,433 by the artists’ performances in TV shows.

Cost of sales

Cost of sales increased by $279,697 to $1,562,252 for the year ended December 31, 2013 as compared to $1,282,555 for 2012, representing a 21.81% increase. The increase was mainly due to the increase of artist fee by $24,040; events promotion expenses by $151,798; agency fees by $36,146; and other direct costs by $67,713.

Gross margin

Gross margin increased by $99,627 to $748,077 for the year ended December 31, 2013 as compared to $648,450 for 2012 representing a 15.36% increase. The increase was mainly due to the increase of the institutional promotion events.

Sales & marketing expenses

Sales & marketing expenses increased by $8,148 to $51,330 for the year ended December 31, 2013 as compared to $43,182 for 2012 representing an 18.87% increase. The increase was mainly due to the increase of advertising expenses by $6,090 and entertainment expenses by $12,034 offset by the decrease of travelling expenses by $9,976.

General and administrative

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The following summarizes general and administrative expenses during the year ended December 31, 2013 and 2012 and provides information regarding the dollar and percentage (increase) / decrease from the year ended December 31, 2012 to the year ended December 31, 2013.

	2013	2012	(Increase) decrease	%Change
Payroll cost	473,495	471,854	1,641	0.35%
Rental expenses	119,842	140,774	(20,932)	(14.87%)
Legal and professional fee	1,007,548	334,255	673,293	201.43%
Miscellaneous	47,131	39,255	7,876	20.06%
	1,648,016	986,138	661,878	67.12%

Payroll cost increased by $1,641 to $473,495 for the year ended December 31, 2013 as compared to $471,854 for 2012, representing a 0.35% increase. Our payroll cost remained stable in both 2012 and 2013.

Rental expenses decreased by $20,932 to $119,842 for the year ended December 31, 2013 as compared to $140,774 for 2012 representing a 14.87% decrease. The decrease was mainly due to savings from the closure of our Beijing office in September 2012.

Legal and professional fees increased by $673,293 to $1,007,548 for the year ended December 31, 2013 as compared to $334,255 for 2012 representing a 201.43% increase. The increase was mainly due to an increase of 1) a business development consultation fee of $653,900 2) legal consultation fees of $8,965 and 3) legal related disbursements of $10,428. During the year ended December 31, 2013 legal and professional fees included a non-cash expense totaling $833,900. The non-cash expenses included a business development consultation fee of $653,900, legal consultation fees of $40,000 and investor relations expenses of $140,000.

Miscellaneous expenses increased by $7,876 to $47,131 for the year ended December 31, 2013 as compared to $39,255 for 2012 representing a 20.06% increase. The increase was mainly due to the increase of accounts receivable write off of $6,434 and other general expenses by $1,442 in aggregate.

Net loss from continuing operations

Our net loss from continuing operations increased by $697,470 to a net loss of $1,128,367 for the year ended December 31, 2013 as compared to $430,807 for 2012.

Liquidity and Capital Resources

Cash

Our cash balance as of December 31, 2013 was $640,383, representing an increase of $465,722 as compared to $174,661as of December 31, 2012.

Cash flow

Operating Activities

Net cash provided by operating activities for the year ended December 31, 2013 amounted to $22,876 compared to net cash used in $108,988 in the same period of 2012. The change of $131,874 was mainly due to an increase of 1) accrued expenses and other payables by $183,585; 2) accrued interest expense of convertible notes by $29,168 and; 3) prepaid expense by $4,940, offset by the increase of accounts receivable by $87,866.

Investing Activities

Net cash used in investing activities for the year ended December 31, 2013 amounted to $85,760 compared to net cash used in investing activities of $0 for 2012. The change of $85,760 was primarily due to the purchase of other assets of $115,380 offset by the repayment of a short-term loan receivable by $29,620.

Financing Activities

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Net cash provided by financing activities for the year ended December 31, 2013 amounted to $528,606 compared to net cash provided by financing activities of $54,837 for 2012. The change of $473,767 was mainly due to an increase in settlement of subscription receivables of $474,350 offset by the decrease of net proceeds from convertible notes $6,540.

Working capital

Our net assets increased by $1,100,270 to $607,998 as of December 31, 2013 from net current liabilities of $492,272 as of December 31, 2012.

As of December 31, 2013 the Company may need additional cash resources to operate during the upcoming 12 months, and the continuation of the Company may dependent upon the continuing financial support of investors, directors and/or stockholders of the Company. The Company intends to attempt to acquire additional operating capital through private equity offerings to the public and existing investors to fund its business plan. However, there is no assurance that equity or debt offerings will be successful in raising sufficient funds to assure the eventual profitability of the Company. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

Results of Discontinued Operations For The Years Ended December 31, 2013 And 2012.

The following summarizes the results of our discontinued operations during the year ended December 31, 2013 and 2012, and provides information regarding the dollar and percentage increase or (decrease) from the year ended December 31, 2012 to the year ended December 31, 2013.

	2013	2012	Increase (decrease)	% Change
Revenue
GCM	524,020	2,238,117	(1,714,097)	(76.59%)
GCG	-	643,473	(643,473)	(100.00%)
	524,020	2,881,590	(2,357,570)	(81.81%)
Cost of sales
GCM	497,389	1,475,726	(978,337)	(66.30%)
GCG	-	593,818	(593,818)	(100.00%)
	497,389	2,069,544	(1,572,155)	(75.97%)
Gross profit
GCM	26,631	762,391	(735,760)	(96.51%)
GCG	-	49,655	(49,655)	(100.00%)
	26,631	812,046	(785,415)	(96.72%)
General & administrative	501,571	913,409	(411,838)	(45.09%)
Loss from operations	(474,940)	(101,363)	(373,577)	368.55%
Other income (expense)	(2,304)	(2,227)	(77)	3.46%
Provision for taxation	-	-	-	N/A

Net (loss)/income from continuing operations

GCM	(473,153)	(51,730)	(421,423)	814.66%
GCG	(4,091)	(51,860)	47,769	(92.13%)
	$(477,244)	$(103,590)	$(373,654)	360.30%

Revenues

Revenues decreased by $2,357,570 to $524,020 for the year ended December 31, 2013 as compared to $2,881,590 for 2012. The decrease was due to the decrease in revenues from our GCM and GCG operations.

Sales revenue of GCM decreased by $1,714,097 to $524,020 for the year ended December 31, 2013 as compared to $2,238,117 for 2012 representing a 76.59% decrease. The decrease in revenue was mainly due to the fact that GCM was disposed of on May 6, 2013 and therefore there were only 4 months of revenue in 2013 as compared to 12 months of revenue in 2012.

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Sales revenue of GCG decreased by $643,473 to $0 for the year ended December 31, 2013 as compared to $643,473 for 2012 representing a 100.00% decrease. The decrease in revenue was due to the closure of a retail shop in December 2012.

Cost of sales

Cost of sales decreased by $1,572,155 to $497,389 for the year ended December 31, 2013 as compared to $2,069,544 for 2012. The decrease was mainly due to the decreases in cost of sales from the GCM and GCG operations.

Cost of sales of GCM decreased by $978,337 to $497,389 for the year ended December 31, 2012 as compared to $1,475,726 for 2012 representing a 66.30% decrease. The decrease was due to the disposal of GCM on May 6, 2013 and therefore there were only 4 months of cost of sales in 2013 as compared to 12 months of cost of sales in 2012.

Cost of sales of GCG decreased by $593,818 to $0 for the year ended December 31, 2013 as compared to $593,818 for 2012 representing a 100.00% decrease. The decrease in cost of sales was due to the closure of a retail shop in December 2012.

Gross margin

Our gross margin increased by $785,415 to $26,631 for the year ended December 31, 2013 as compared to $812,046 for 2012. The increases were mainly due to decreases of gross margin from GCM and GCG operations.

Gross margin of GCM decreased by $735,760 to $26,631 for the year ended December 31, 2013 as compared to $762,391 for 2012 representing a 96.51% decrease. The decrease was mainly due to the fact that GCM was disposed of on May 6 2013 and therefore there were only 4 months gross margin in 2013 as compared to 12 months gross margin in 2012.

Gross margin of GCG decreased by $49,655 to $0 for the year ended December 31, 2013 as compared to $49,655 for 2012 representing a 100.00% decrease. The decrease was mainly due to the closure of a retail shop in December 2012.

General and administrative

The following summarizes general and administrative expenses during the year ended December 31, 2013 and 2012, and provides information regarding the dollar and percentage (increase) / decrease from the year ended December 31, 2012 to the year ended December 31, 2013.

	2013	2012	(Increase) decrease	%Change
Payroll cost	463,001	719,992	(256,991)	(35.69%)
Rental expenses	25,640	127,338	(101,698)	(79.86%)
Legal and professional fee	212	2,050	(1,838)	(89.66%)
Miscellaneous	12,718	64,029	(51,311)	(80.13%)
	501,571	913,409	(411,838)	(45.09%)

Payroll cost decreased by $256,991 to $463,001 for the year ended December 31, 2013 as compared to $719,992 for 2012 representing a 35.69% decrease. The decrease was mainly due to the fact that GCM and GCG were disposed of on May 6, 2013 and April 23, 2013 respectively therefore there was only a 4 month payroll cost in 2013 as compared to 12 months of payroll in 2012.

Rental expenses decreased by $101,698 to $25,640 for the year ended December 31, 2013 as compared to $127,338 for 2012 representing a 79.86% decrease. The decrease was mainly due to the fact that GCM and GCG were disposed on May 6, 2013 and April 23, 2013 respectively therefore there were only 4 months of rental expense in 2013 as compared to 12 months of rental expenses in 2012.

Miscellaneous expenses decreased by $55,765 to $12,718 for the year ended December 31, 2013 as compared to $64,029 for 2012 representing an 80.13% decrease. The decrease was mainly due to the fact that GCM and GCG were disposed on May 6, 2013 and April 23, 2013 respectively therefore there were only 4 months miscellaneous expense in 2013 as compared to 12 months of miscellaneous expenses in 2012.

Net loss from discontinued operations

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The net loss from discontinued operations decreased by $373,564 to a net loss of $477,244 for the year ended December 31, 2013 as compared to $103,590 for 2012.

Off-Balance Sheet Arrangements

We do not have any off balance sheet arrangements

Inflation

Inflation has not had a material impact on our business and we do not expect inflation to have an impact on our business in the near future.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information as of July 31, 2014 regarding the beneficial ownership of our Common Stock, by (i) each person or entity who, to our knowledge, owns more than 5% of our Common Stock; (ii) our executive officers; (iii) each director; and (iv) all of our executive officers and directors as a group.

Unless otherwise indicated in the footnotes to the following table, each person named in the table has sole voting and investment power. Shares of Common Stock subject to options, warrants, or other rights currently exercisable or exercisable within 60 days of July 31, 2014, are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the stockholder holding such options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other stockholder.

Beneficial Ownership

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage Total Voting Power[1]	Shares Beneficially Owned After The Offering[2]
Kwong Kwan Yin Roy	10,305,932	39.90%	32.52%
Wong Wing Fung Charlie[3]	10,000,000	38.72%	31.56%
Yum Ka Yan	-0-	-0-	-0-
Total Officers and Directors as a Group	20,305,932	78.62%	64.08%
Holders of 5% or more of our Common Stock

[1] Based upon 25,974,317 shares of our Common Stock outstanding.

[2] Percentage owned if all of the shares are sold in the offering.

[3] On April 1, 2014 Mr. Wong Wing Fung Charlie sold 10,000,000 of his shares in private transactions.

EXECUTIVE COMPENSATION

At the present time Kwong Kwan Yin Roy is the sole executive that receives cash compensation for his services. We do not have an employment agreement with Mr. Kwan or Mr. Wong. The following table sets forth information concerning the annual and long-term compensation of our Officers and Directors, and the most highly compensated employee and/or executive Officers.  The listed individuals shall be hereinafter referred to as the "Named Executive Officer."

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Summary Compensation

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Com-pensation ($)	Non-Qualified Deferred Compen-sation Earnings ($)	All Other Compen-sation ($)	Total ($)
Kwong Kwan Yin Roy[1]	2014 YTD	51,536	-0-	-0-	-0-	-0-	-0-	-0-	51,536
Yum Ka Yan[1]	2014 YTD	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Wong Wing Fung Charlie[1]	2014 YTD	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Kwong Kwan Yin Roy	2013	70,766	-0-	-0-	-0-	-0-	-0-	32,306[2]	103,072
Yum Ka Yan	2013	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Wong Wing Fung Charlie	2013	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Yau Wai Hung	2013	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Kwong Kwan Yin Roy	2012	70,766	-0-	-0-	-0-	-0-	-0-	32,306[2]	103,072
Yum Ka Yan	2012	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Wong Wing Fung Charlie	2012	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Yau Wai Hung	2012	63,587	-0-	-0-	-0-	-0-	-0-	-0-	63,587
[1] There is no employment contract with any of our Executive Officers and Directors. [2] The “All Other Compensation” for Kwong Kwan Yin Roy is a housing allowance.

Outstanding equity awards for 2013

There are no outstanding equity awards as of the fiscal year ended December 31, 2013.

Compensation Committee Interlocks and Insider Participation

We do not have a standing compensation committee.  Mr. Kwan, Ms. Yan and Mr. Wong have their compensation determined by the Board of Directors.  There are no compensation committee interlocks to disclose.

Compensation of Directors

Pursuant to our By Laws, Directors will not be compensated for their services in their capacity as directors. If and when the Company has net profits, after all expenses are paid prior to any income tax being considered, director compensation for actual attendance at each regular or special meeting of the Board may be authorized. At this time, Directors are not paid for meetings attended.  All travel and lodging expenses associated with corporate matters are reimbursed by us, if and when incurred.

As of the fiscal year ended December 31, 2014, our Directors had received no compensation. Our Directors will not be compensated for their services in their capacity as directors, but may, by resolution of the board, be paid a fixed sum and expenses for actual attendance at each regular or special meeting of the Board.  At this time, Directors’ meeting expenses are not paid.  In the future, such payment will be revisited as the Company’s performance and income improves.  There can be no guarantee that we will ever have profits from which our Directors may receive payment.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In addition to the transactions detailed elsewhere in these financial statements, the Company and its subsidiaries entered into the following material transactions with the related parties for the year ended December 31, 2013:

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	2013	2012
From discontinuing operations
China Culture Limited
Rental charges paid by Company for offices premises	$25,640	$92,305

China Culture Limited is a related party as it is a company owned by Mr. Chan Wing Hing, a former director that resigned on April 30, 2013.

In the opinion of our directors the above transaction was entered into by the company in the normal course of business.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation do include a provision for indemnifying a director, officer or control person of the corporation or its stockholders for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such.

Our By-Laws, Article XIV, Section 3, permit us to indemnify any director, officer, agent or employee as to those liabilities and on those terms and conditions as appropriate and to purchase and maintain insurance on behalf of any such persons whether or not the corporation would have the power to indemnify such person against the liability insured against.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of Great China Mania Holdings, Inc., pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is unenforceable.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Market for Common Equity and Related Shareholder Matters

Our common stock is quoted on the Over-the-Counter Bulletin Market under the symbol “GMEC.OB”. The table below sets forth the high and low prices for the Company’s Common Stock for the quarters included within 2012 and 2013. Quotations reflect inter-dealer prices, without retail mark-up, mark-down commission, and may not represent actual transactions. Since the Company's common stock trades sporadically, there is not an established active public market for its common stock. No assurance can be given that an active market will exist for the Company's common stock and the Company does not expect to declare dividends in the foreseeable future since the Company intends to utilize its earnings, if any, to finance its future growth, including possible acquisitions.  The following table shows our high and low sales for each of the quarters for the full years 2012 and 2013 and the first and second quarters of 2014.  The company had a reverse stock split of 1:20 on January 7, 2014.  We have presented the table so that the stock split price is shown retroactive as well as the actual market price for the years 2012 and 2013.

Table 4.0

Year	Quarter	High	Low	Retroactive	High	Low
2012	First	0.45	0.04	First Quarter	9.00	0.80
2012	Second	0.65	0.15	Second Quarter	13.00	3.00
2012	Third	0.40	0.10	Third Quarter	8.00	2.00
2012	Fourth	0.37	0.04	Fourth Quarter	7.40	0.80
2013	First	0.11	0.02	First Quarter	2.20	0.40
2013	Second	0.08	0.01	Second Quarter	1.60	0.20
2013	Third	0.09	0.05	Third Quarter	1.80	1.00
2013	Fourth	0.07	0.05	Fourth Quarter	1.40	1.00
2014	First	1.35	0.97	First Quarter	1.35	0.97
2014	Second	1.00	0.49	Second Quarter	1.00	0.49
2014	Third	1.00	0.31	Third Quarter	1.00	0.31

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LEGAL MATTERS

We are not presently a party to any material litigation, nor to the knowledge of management is any litigation threatened against us, which may materially affect us.  We have settled the civil lawsuit naming Great China Mania Holdings, Inc. as a defendant in the action CMF Investments Inc. v Huang Jian Nan and Great China Mania Holdings, Inc.  The suit was filed in the United States District Court for the Southern District Case No. 12 CV 7008 in an action arising from a dispute between Huang Jian Nan and CMF Investments Inc. on a stock purchase agreement.  We settled this matter for $65,000 on October 20, 2013.

EXPERTS

Certain of the financial statements of Great China Mania Holdings, Inc. included in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their reports, have been audited or reviewed by DKM Certified Public Accountants, independent certified public accountant, whose reports thereon appear elsewhere herein and in the registration statement.

Harrison Law, P.A., Parrish, Florida, will pass upon the validity of the issuance of the securities offered by this prospectus.  The fees for said service are being paid in cash and not on a contingent basis.

DISCLOSURE CONTROLS AND PROCEDURES

We maintain disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) that are designed to ensure that information required to be disclosed by us in reports that we file under the Exchange Act is recorded, processed, summarized and reported as specified in the SEC’s rules and forms and that such information required to be disclosed by us in reports that we file under the Exchange Act is accumulated and communicated to our management, including our Chief Executive Officer and our Principal Accounting Officer, to allow timely decisions regarding required disclosure. Management, with the participation of our Chief Executive Officer, Chief Financial Officer, and Principal Accounting Officer, performed an evaluation of the effectiveness of our disclosure controls and procedures as of December 31, 2013. Our management, including our Chief Executive Officer, Chief Financial Officer, and Principal Accounting Officer, concluded that our disclosure controls and procedures were not effective as of December 31, 2013.

INTERNAL CONTROL OVER FINANCIAL REPORTING

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rules 13a-15(f) and 15d-15(f).  Under the supervision and with the participation of our management, including our chief executive officer, chief financial officer, and principal accounting officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. In connection with management's assessment of our internal control over financial reporting, we identified the following material weakness in our internal control over financial reporting as of December 31, 2013:

1.

Insufficient accounting personnel with the appropriate level of accounting knowledge, experience and training in the application of accounting principles generally accepted in the United States commensurate with financial statement reporting requirements.

As a result, we have concluded that our internal controls over financial reporting are not effective as of December 31, 2013.

Remediation of Material Weakness in Internal Control

All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can only provide reasonable assurances with respect to financial statement preparation and presentation. In addition, any evaluation of effectiveness for future periods is subject to the risk that controls may become inadequate because of changes in conditions in the future.

Our annual report did not include an attestation report of our registered public accounting firm regarding internal control over financial reporting.  Management’s report was not subject to attestation by our registered public accounting firm pursuant to temporary rules of the Securities and Exchange Commission that permit us to provide only management’s report in our annual report.

To remediate the material weakness surrounding this, we have performed and are continuing to perform, among others, the following actions:

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•	additional training of our accounting personnel by our independent accountants of the proper format and compilation of data for US GAAP financial statements; and
•	additional coordination with our local accountants and auditors to strengthen our controls in an attempt to supplement the additional training of our employees.

Changes in Internal Control over Financial Reporting

There were no significant changes made in our internal controls over financial reporting during the year ended December 31, 2013 that have materially affected or are reasonably likely to materially affect these controls. Thus, no corrective actions with regard to significant deficiencies or material weaknesses were necessary.

WHERE YOU CAN FIND MORE INFORMATION

We will be subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith files reports, or information statements and other information with the Securities and Exchange Commission. Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street N. E., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Commission. The address of the Commission’s web site is http://www.sec.gov.

Great China Mania Holdings, Inc. has filed with the Commission a registration statement on Form S-1 under the Securities Act of 1933 with respect to the common stock being offered hereby. As permitted by the rules and regulations of the Commission, this prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto, but does include the material provisions, if any, of any contract or document filed as an exhibit or schedule. For further information with respect to Great China Mania Holdings, Inc., and the common stock offered hereby, reference is made to the registration statement, and such exhibits and schedules. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at the addresses set forth above, and copies of all or any part of the registration statement may be obtained from such service fleets upon payment of the fees prescribed by the Commission. In addition, the registration statement may be accessed at the Commission’s web site. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete within the Form S-1 and, in each instance, reference is made to the copy of such contract or document filed as an additional exhibit to the registration statement filed with the Securities and Exchange Commission, each such statement being qualified in all respects by such reference.

We also maintain a website at www.greatchinamania.com, through which you can access our SEC filings. The information set forth on, or accessible from, our website is not part of this prospectus.

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GREAT CHINA MANIA HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014

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DKM

CERTIFIED PUBLIC ACCOUNTANTS

Accounting • Auditing • Assurance

2451 N. McMullen Booth Road Suite.308 Clearwater, FL 33759 855.334.0934 Toll free

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Great China Mania Holdings, Inc.

We have reviewed the accompanying consolidated balance sheet of Great China Mania Holdings, Inc. as of September 30, 2014, and the related statements of operations and cash flows for the nine months ended September 30, 2014 and 2013. These financial statements are the responsibility of the company’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As shown in the accompanying financial statements, the Company has significant net losses and cash flow deficiencies.  Those conditions raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans regarding those matters are described in Note 16. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We have previously audited, in accordance with auditing standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of Great China Mania Holdings, Inc. as of December 31, 2013, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the year then ended (not presented herein); and in our report dated April 11, 2014, we expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the accompanying condensed balance sheet as of December 31, 2013, is fairly stated, in all material respects, in relation to the balance sheet from which it has been derived.

/s/ DKM Certified Public Accountants

DKM Certified Public Accountants

Clearwater, Florida

November 11, 2014

PCAOB Registered
AICPA Member

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GREAT CHINA MANIA HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2014 (Unaudited)	December 31, 2013 (Audited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$432,548	$640,383
Accounts receivable	259,793	288,195
Short term loan receivable	114,195	113,883
Prepaid expenses and other receivables	335,738	185,235
Assets held for disposal	-	495,000

Total current assets
Property, plant and equipment	-	-
Intangible asset	170,000	-
Other assets	115,380	115,380

TOTAL ASSETS	$1,427,654	$1,838,076

LIABILITIES AND EQUITY
LIABILITIES
CURRENT LIABILITIES
Accounts payable	428,091	759,126
Accrued expenses and other payables	2,514	183,874
Unearned revenue	496,765	123,648
Short-term borrowings	115,447	64,079
Convertible note payable	88,333	99,351
Total current liabilities

LONG-TERM LIABILITIES
Long-term Convertible note	31,301	31,301
	31,301

TOTAL LIABILITIES	$1,162,451	$1,261,379

SHAREHOLDERS’ EQUITY
Common stock, par value $0.01; 375,000,000 shares authorized; 25,974,317 and 5,619,926 shares issued and outstanding as of September 30, 2014 and December 31, 2013, respectively	259,743	56,199
Additional paid in capital	9,484,643	9,909,359
Accumulated deficits	(9,480,675)	(9,390,353)
Accumulated other comprehensive income	1,492	1,492

TOTAL SHAREHOLDERS’ EQUITY	265,203	576,697

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,427,654	$1,838,076

See accompanying notes to condensed consolidated financial statements.

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GREAT CHINA MANIA HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME (UNAUDITED)

	Three months ended September 30,			Nine months ended September 30,
	2014		2013	2014	2013
CONTINUING OPERATIONS
REVENUES	$571,270		$470,279	$1,390,900	$1,455,059

COST OF SALES	400,988		338,243	899,125	924,716

GROSS PROFIT	170,282		132,036	491,775	530,343

EXPENSES
Sales & marketing expenses	10,748		7,828	32,999	29,657
General and administrative	182,549		604,448	565,888	1,342,300
TOTAL OPERATING EXPENSES

LOSS FROM CONTINUING OPERATIONS BEFORE PROVISION FOR INCOME TAXES	(23,015)		(480,240)	(107,112)	(841,614)

OTHER INCOME/(EXPENSE)
Other income	19,192		3,588	31,158	8,781
Interest expense	-		(32,795)	-	(98,517)
Other expenses	(2,131)		(70,296)	(14,368)	(84,276)
TOTAL OTHER EXPENSE

NET LOSS BEFORE PROVISION FOR INCOME TAXES	(5,954)		(579,743)	(90,322)	(1,015,626)

PROVISION FOR INCOME TAXES	-		-	-	-

NET LOSS FROM CONTINUING OPERATIONS	$(5,954)		$(579,743)	$(90,322)	$(1,015,626)

DISCONTINUED OPERATIONS
Net loss	-		-	-	(501,965)
Gain on disposal of discontinued operations	-		-	-	697,649

NET INCOME / (LOSS) FROM DISCONTINUED OPERATIONS	$-		$-	$-	$195,684

NET INCOME/ (LOSS) FOR THE PERIOD	$(5,954)		$(579,743)	$(90,322)	$(819,942)

OTHER COMPREHENSIVE INCOME	-		-	-	-

TOTAL COMPREHENSIVE INCOME / (LOSS) FOR THE PERIOD
Arising from continuing operations	(5,954)		(579,743)	(90,322)	(1,015,626)
Arising from discontinued operations	-		-	-	195,684
	$(5,954)	$$	(579,743)	$(90,322)	$(819,942)
LOSS PER SHARE, BASIC AND DILUTED – CONTINUING OPERATIONS	$0.00		$(0.11)	$(0.00)	(0.24)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING, BASIC AND DILUTED	25,878,660		4,572,250	24,559,306	4,327,951

See accompanying notes to condensed consolidated financial statements.

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GREAT CHINA MANIA HOLDINGS, INC.AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the nine months ended September 30,
	2014		2013
Cash flows from operating activities
Net loss from continuing operations	$(90,322)		$(1,015,626)
Amortization of discount on Convertible Note	-		66,936
Accrued interest expense	-		31,581
Amortization of intangible asset	30,000		-
Net gain on asset hold for disposal	(5,000)		-
Gain on conversion of debt notes into shares	(11,018)		-
Share based payments	-		762,363
Changes in operating assets and liabilities:
Decrease / (Increase) in accounts receivable	28,402		(118,241)
Increase in prepaid expenses and other receivables	(150,503)		(173,302)
(Decrease) / Increase in accounts payable	(331,035)		211,277
Increase in unearned revenue	373,117		120,869
(Decrease) / Increase in accrued expenses and other payables	(181,359)		87,931
Net cash (used in)/provided by continuing operating activities	(337,718)		(26,212)
Net cash used in discontinued operating activities	-		(370,745)
Net cash (used in) / provided by operating activities	(337,718)		(396,957)

Cash flows from investing activities
Net cash used in continuing investing activities	-		-
Net cash used in discontinued investing activities	-		(1,282)
Net cash used in investing activities	-		(1,282)

Cash flows from financing activities
Decrease in subscription receivable	-		445,077
Advance from short-term borrowings	114,463		57,690
Advance to short-term loan receivable	(312)		-
Issuance of shares capital	15,732		-
Issuance of convertible note	-		100,000
Repayment of convertible note	-		(125,859)
Net cash provided by / (used in) continuing financing activities	129,883
Net cash provided by / (used in) discontinued financing activities	-		327,915
Net cash provided by / (used in) financing activities	129,883		804,823

Net increase / (decrease) in cash and cash equivalents
Continuing operations	(207,835)		450,696
Discontinued operations	-		(44,112)
	(207,835)
Cash and cash equivalents at beginning of period
Continuing operations	640,383		174,661
Discontinued operations	-		44,112

Cash and cash equivalents at end of period
Continuing operations	432,548		625,357
Discontinued operations	-		-
	$432,548	$
Supplemental disclosure of cash flows information:
Non cash financing activities:
Conversion of debt to shares	$63,095		$136,380
Shares cancelled for disposal of an subsidiary	-		(54,000)
Shares cancelled for disposal of asset	(500,000)		-
Issuance of shares for acquisition of asset	200,000		-

See accompanying notes to condensed consolidated financial statements.

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GREAT CHINA MANIA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

SEPTEMBER 30, 2014

NOTE 1 – ORGANIZATION AND PRINCIPAL ACTIVITIES

Great China Mania Holdings, Inc. (“GMEC” or the “Company”) was incorporated in Florida on July 8, 1983 and adopted the current name on March 16, 2011. In February 2011, the Company formed a subsidiary GME Holdings Limited (“GMEH”) that specialized in artist and event management services operation. In June 2011, the Company formed another subsidiary GMEC Ventures Limited (“GMEV”), a Hong Kong company, and maintained for holding future investment if any. In January 2014, the Company formed another subsidiary GME Distribution Workshop Limited (“GMED”), a Hong Kong company, to manage and maintain the movie-related business. The Company held those subsidiaries though a wholly-owned BVI companies known as Super China Global Limited (SCGL).

On May 21, 2014, the Company signed a letter of intent with Concept X Limited (“Concept X”) for the proposed acquisition of its 100% equity interest. On September 2, 2014, the Company has entered into a definitive material agreement with Concept X for the acquisition of 100% of the issued and outstanding shares of the company. The closing of the Agreement is subject to the following closing conditions: (1) Due diligence review; (2) all existing unsettled loans and debts of Concept X will be transferred to a third party; (3) cancel all payables and loans owed to shareholder and shareholder’s affiliate; and (4) the shareholder of Concept X assumes the liabilities of the net trade payables as of the date of completion of acquisition.

On October 8, 2014, GMEC entered into a shareholder agreement with an individual, to form two joint venture subsidiaries in Malaysia and Hong Kong in the field of film casting, model management, model scouting and event management.  As of the date of the filing of this quarterly report the joint ventures have not been established.

On October 14, 2014, GMEC entered into a shareholder agreement with an individual to form two joint venture subsidiaries in Shanghai and Sydney in the field of model management, model scouting and event management.  As of the date of the filing of this quarterly report the joint ventures have not been established.

NOTE 2 – PRINCIPLES OF CONSOLIDATION

The unaudited interim financial statements of the Company and the Company’s subsidiaries (see Note 1) for the three and nine months ended September 30, 2014 and 2013 have been prepared pursuant to the rules & regulations of the SEC. Certain information and disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the following disclosures are adequate to make the information presented not misleading.  All significant intercompany balances and transactions have been eliminated. The functional currency for the majority of the Company’s operations is the Hong Kong Dollar (HKD) for three and nine months ended September 30, 2014 and 2013, while the reporting currency is the US Dollar.

In the opinion of management, the accompanying condensed consolidated financial statements contain all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the Company’s financial position as of September 30, 2014, the results of its operations and cash flows for the three and nine months ended for September 30, 2014 and 2013.

The results of operations for the three and nine months ended September 30, 2014 are not necessarily indicative of the results for a full year period.

The accompanying unaudited consolidated financial statements and the following notes should be read in conjunction with the audited consolidated financial statements and the notes thereto in the Company’s Form 10-K for the year ended December 31, 2013.

NOTE 3– SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)

Economic and political risk

The Company’s continuing operations and discontinued operations are conducted in Hong Kong. Accordingly, the political, economic, and legal environments in the Hong Kong may influence the Company’s business, financial condition, and results of operations.

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GREAT CHINA MANIA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

SEPTEMBER 30, 2014 (CONTINUED)

The Company’s major operations in Hong Kong are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic, and legal environment. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, and rates and methods of taxation, among other things.

(b)

Cash and cash equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.  The Company’s continued operations maintain bank accounts in Hong Kong. The Company’s discontinued operations maintain bank accounts in Hong Kong.

(c)

Income tax

Income taxes are based on pre-tax financial accounting income. Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts. The Company periodically assesses the need to establish valuation allowances against its deferred tax assets to the extent the Company no longer believes it is more likely than not that the tax assets will be fully utilized.

The Company evaluates a tax position to determine whether it is more likely than not that the tax position will be sustained upon examination, based upon the technical merits of the position. A tax position that meets the more-likely-than-not recognition threshold is subject to a measurement assessment to determine the amount of benefit to recognize and the appropriate reserve to establish, if any. If a tax position does not meet the more-likely-than-not recognition threshold, no benefit is recognized.

In accordance with the relevant tax laws and regulations of Hong Kong, the applicable corporation income tax rate was 16.5% on assessable profits, if any, for the periods ended September 30, 2014 and 2013, respectively.

(d)

Fair value of financial instruments

The Company’s financial instruments primarily consist of cash and cash equivalents, amount due from a related company, prepaid expenses and other receivables, accounts payable, accrued expenses and other payables, receipt in advance, taxes payable and amount due to a related party.

The estimated fair value amounts have been determined by the Company, using available market information or other appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop estimates of fair value. Consequently, the estimates are not necessarily indicative of the amounts that could be realized or would be paid in a current market exchange.

As of the balance sheet dates, the estimated fair values of the financial instruments were not materially different from their carrying values as presented, due to the short maturities of these instruments and the fact that the interest rates on the borrowings approximate those that would have been available for loans of similar remaining maturity and risk profiles at respective year ends.

(e)

Revenue recognition

Revenue represents the invoiced value of goods sold or services rendered during the year, net of sales discounts and returns. Generally revenue is recognized when all of the following criteria are met:

•

Persuasive evidence of an arrangement exists,

•

Delivery has occurred or services have been rendered,

•

The seller’s price to the buyer is fixed or determinable, and

•

Collectability is reasonably assured.

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GREAT CHINA MANIA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

SEPTEMBER 30, 2014 (CONTINUED)

Revenue recognition policies for each of the major products and services of continuing operations are illustrated as follows:

(i)	Revenue from provision of artist management, event management, and promotion for its clients is recognized when services are rendered.
(ii)	Revenue from artist-related merchandising is recognized when receipt is confirmed by clients according to the relating predetermined agreements.
(iii)	Revenue from intellectual property rights on CD, DVD and video products is recognized upon delivery of products to customers.

(f)

Earnings per share

Basic earnings per share is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. As of September 30, 2014 and 2013, there were 469,856 shares and 0 shares of dilutive securities outstanding separately.

(g)

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

(h)

Comprehensive income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements.  Comprehensive income includes net income and the foreign currency translation gain, net of tax.

(i)

Foreign currency translation

The accompanying consolidated financial statements are presented in United States Dollars (US$). The functional currency of the Company is Hong Kong Dollar (HKD). Capital accounts of the consolidated financial statements are translated into United States dollars from HKD at their historical exchange rates when the capital transactions occurred. Assets and liabilities are translated at the exchange rates as of balance sheet date. Income and expenditures are translated at the average exchange rate of the period. The translation rates are as follows:

	September 30, 2014	December 31, 2013	September 30, 2013
Period end HKD : US$ exchange rate	0.1282	0.1282	0.1282
Average for the period HKD : US$ exchange rate	0.1282	0.1282	0.1282

(j)

Recent accounting pronouncements

The Company reviews new accounting standards as issued. No new standards had any material effect on these financial statements. The accounting pronouncements issued subsequent to the date of these financial statements that were considered significant by management were evaluated for the potential effect on these consolidated financial statements. Management does not believe any of the subsequent pronouncements will have a material effect on these consolidated financial statements as presented and does not anticipate the need for any future restatement of these consolidated financial statements because of the retro-active application of any accounting pronouncements issued subsequent to September 30, 2014 through the date these financial statements were issued.

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GREAT CHINA MANIA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

SEPTEMBER 30, 2014 (CONTINUED)

NOTE 4 – SHORT-TERM LOAN RECEIVABLE

As of September 30, 2014, the short term loan to a third party is bearing interest at 6% per annum with no fixed payment terms. Interest income in conjunction with this short term loan for the nine months ended September 30, 2014 and 2013 was $4,246 and $4,769, respectively.

NOTE 5 – DEPOSITS, PREPAID EXPENSES AND OTHER RECEIVABLES

As of September 30, 2014, the Company’s deposits, prepaid expenses and other receivables are summarized as follows:

		September 30, 2014	December 31, 2013
Prepaid expenses		249,862	108,779
Other receivables		83,270	70,665
Deposits paid		2,606	5,791
Total deposits, prepaid expenses and other receivables	$		$185,235

The Company evaluates the amounts recorded as prepaid expenses on a periodic basis and records a charge to the current operations of the Company when the related expense has been incurred.

NOTE 6 – PROPERTY, PLANT AND EQUIPMENT

As of September 30, 2014, the Company’s property, plant and equipment are summarized as follows:

	September 30, 2014	December 31, 2013
At cost:
Computer	9,989	9,989
Less: Accumulated depreciation	9,989	9,989
Property, plant and equipment, net	$-	$-

No depreciation expense attributable to the property, plant and equipment of both continuing operations and discontinued operations for the nine months ended September 30, 2014 and 2013 respectively.

NOTE 7 – INTANGIBLE ASSET

As of September 30, 2014, the Company’s intangible asset is summarized as follows:

	September 30, 2014	December 31, 2013
At cost:
Movie and entertainment distribution agreements	200,000	-
Less: Accumulated amortization	(30,000)	-
Intangible asset, net	$170,000	$-

On January 14, 2014, the Company purchased certain overseas movie and entertainment distribution agreements with a consideration of 20,000,000 shares of restricted common stock to a non-affiliate individual. This contractual interest stated at par value of $0.01 and valued at $200,000. No impairment loss was recognized for the nine months ended September 30, 2014. Amortization expense attributable to the intangible asset of continuing operations for the nine months ended September 30, 2014 and 2013 was $30,000 and $0 respectively.

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GREAT CHINA MANIA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

SEPTEMBER 30, 2014 (CONTINUED)

NOTE 8 – OTHER ASSET

The Company acquired a 4.5% entity interest of a restaurant that operated in Hong Kong by a non affiliate corporation with a cash consideration of $115,380 on September 25, 2013. This entity interest stated at cost and no impairment losses was recognized for the nine months ended September 30, 2014.

NOTE 9 – ASSET HOLD FOR DISPOSAL

On June 25, 2013, the Company cancelled 500,000 shares of the Company common stock from a non affiliate shareholder to reverse a licensing right granted. A gain of $5,000 was recorded for the nine month ended September 30, 2014.

NOTE 10 – SHORT TERM BORROWINGS

The short-term borrowings are unsecured, interest free advances from a non affiliate individual with no fixed repayment term. During the reporting period, this individual converted a portion of the short term borrowings of $63,096 into 630,960 shares of Company’s common stock.

NOTE 11 – UNEARNED REVENUE

As of September 30, 2014, the Company’s unearned revenue is summarized as follows:

		September 30, 2014	December 31, 2013
Receipt in advance for future artist performance		494,097		113,425
Presales of artist related merchandise		2,668		10,223
Total unearned revenue	$		$

No amortization expense attributable to the unearned revenue of continuing operations for the nine months ended September 30, 2014 and 2013 respectively.

NOTE 12 – CONVERTIBLE NOTES

On June 1, 2011, the Company issued a non-interest bearing convertible note in the amount of $256,400 ( “Note 1”) to a third party note holder (“Holder 1”),which matures on May 31, 2016. On September 30, 2011, the first installment of $128,200 was received. Note 1 bears a call back option exercisable by Holder 1 on the unused portion of Note 1 after 12 months from the date of Note 1. Note 1 can be converted into common stock of the Company by Holder 1 under certain conditions. During the year, a total of $0 was repaid by the Company. As of December 31, 2013, Note 1 did not qualify to be converted under those conditions and is therefore not dilutive.

On April 22, 2013, the Company issued another 12% convertible note in the amount of $50,000 (“Note 6”) to Holder 3. Note 6 matured on January 22, 2014 and was fully received on June 14, 2013. The outstanding principal balance plus any accrued interest under Note 6 is convertible into common stock of the Company after 180 days from the date of issued with a 40% discount over the convertible price upon the option of Holder 3. The conversion price is determined by the average prices of the 5 days prior to the Conversion Date. As of September 30, 2014, fair value adjustment on option amounted to $35,333 and unamortized debt discount amount to $0. Debt discount is being amortized using effective interest method over the life of Note 6. For the nine months ended September 30, 2014, the amortization of debt discount of $0 was charged to Statement of Operations. Accrued interest expense of Note 6 for the nine months ended September 30, 2014 was $0. As of September 30, 2014, Note 6 qualified to be converted 469,856 shares of common stock under the conditions of Note 6 and is therefore dilutive.

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GREAT CHINA MANIA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

SEPTEMBER 30, 2014 (CONTINUED)

Total interest expense in connection with other fully repaid convertible notes for the nine months ended September 30, 2014 and 2013 were $0 and $27,865 respectively.

The convertible notes as of the balance sheet date are summarized as follows:

	September 30, 2014	December 31, 2013
Noncurrent liabilities:
Non-interest bearing convertible note	$31,301	$31,301

Current liabilities:
12% convertible note 5, net	-	11,018
12% convertible note 6, net (including fair value adjustment on option $35,333, accrued interest expense $3,000)	88,333	88,333
	88,333	99,351

Total note outstanding	$119,634	$130,652

NOTE 13 – COMMON STOCK AND WEIGHTED AVERAGE NUMBER OF SHARES FOR EARNINGS PER SHARE CALCULATION

On January 7, 2014 the Company issued 95 shares of common stock to round up the variance raised form the reverse split executed.

On January 12, 2014 the Company issued 39,721 shares of common stock at the par value of $0.01 for a cash consideration of $397.

On January 17, 2014 the Company issued 20,000,000 shares of common stock to pursuant to an Agreement valued $200,000 with C&M Film Workshop Limited.

On March 17, 2014 the Company issued 33,615 shares of common stock at the par value of $0.01 for a cash consideration of $335.

On June 25, 2014, the Company cancelled 500,000 shares of common stock from a non-affiliate shareholder in exchange of an asset held for disposal.

On July 7, 2014 the Company converted $63,095 short term borrowings into 630,960 shares of common stock of the Company.

On August 8, 2014 the Company issued 150,000 shares of common stock at the par value of $0.01 for a cash consideration of $15,000.

The calculation of common stock as at September 30, 2014 and weighted average number of shares for the nine months ended September 30, 2014 is illustrated as follows:

	Number of shares	Weighted average number of shares
Issued and outstanding as of January 1, 2014	5,619,926	5,619,926
Issuance of share on January 7, 2014 for reverse split executed	95	93
Issuance of share on January 12, 2014 for cash consideration of $397	39,721	38,121
Issuance of share on January 17, 2014 for pursuant to a sales and purchase agreement	20,000,000	18,827,839
Issuance of share on March 17, 2014 for cash consideration of $335	33,615	24,380
Forfeiture of shares on June 25, 2014 for disposal of asset	(500,000)	(179,487)
Issuance of share on July 7, 2014 for debt conversion	630,960	198,764
Issuance of share on August 8, 2014 for cash consideration of $15,000	150,000	29,670

Issued and outstanding as of September 30, 2014		24,559,306

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GREAT CHINA MANIA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

SEPTEMBER 30, 2014 (CONTINUED)

NOTE 14 – INTEREST EXPENSE

Interest expense for the nine months ended September 30, 2014 and 2013 are summarized as follows:

	2014		2013
Amortization on discount of convertible note	$-		$66,936
Accrued interest on convertible note	-		31,581
Total	$-	$

NOTE 15 – CONTINGENCIES AND COMMITMENTS

At September 30, 2014, the expected annual lease payments under the Company and its subsidiaries’ operating leases are as follows:

For the year ended December 31,
2014	24,141
2015	96,564
Total

NOTE 16 - GOING CONCERN

As of September 30, 2014 the Company has accumulated deficits of $9,480,675 a positive working capital of $11,124, and also recorded a net loss from the continuing operations of $90,322 for the nine months then ended.

As of September 30, 2014 we may need additional cash resources to operate during the upcoming 12 months, and the continuation of the Company may dependent upon the continuing financial support of investors, directors and/or stockholders of the Company. We intends to attempt to acquire additional operating capital through private equity offerings to the public and existing investors to fund its business plan. However, there is no assurance that equity or debt offerings will be successful in raising sufficient funds to assure the eventual profitability of the Company.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

NOTE 17 –SUBSEQUENT EVENTS

On October 8, 2014, the Company entered into a shareholder agreement with an individual to form two joint venture subsidiaries in Malaysia and Hong Kong in the field of film casting, models management, models scouting and event management.

On October 14, 2014, the Company entered into a shareholder agreement with another individual to form two joint venture subsidiaries in Shanghai and Sydney in the field of models management, models scouting and event management.

On October 22, 2014 the Company converted $41,290 short term borrowings into 458,777 shares of common stock of the Company.

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GREAT CHINA MANIA HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS FOR THE

YEARS ENDED DECEMBER 31, 2013 and 2012

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2451 N. McMullen Booth Road Suite.308 Clearwater, FL 33759 : 855.334.0934 Toll free

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Great China Mania Holdings, Inc.

We have audited the accompanying balance sheet of Great China Mania Holdings, Inc. as of December 31, 2013, and the related statement of operations, stockholders’ deficit, and cash flows for the year then ended.   These financial statements are the responsibility of the Company’s management.   Our responsibility is to express an opinion on these financial statements based on our audit.   The financial statements as of and for December 31, 2012 were audited by another firm which issued an unqualified opinion on the statements on March 27, 2013.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.   An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Great China Mania Holdings, Inc. as of December 31, 2013 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.   As shown in the accompanying financial statements, the Company has significant net losses and cash flow deficiencies.  Those conditions raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans regarding those matters are described in Note 17. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ DKM Certified Public Accountants

DKM Certified Public Accountants

Clearwater, Florida

April 11, 2014

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ALBERT WONG & CO.

CERTIFIED PUBLIC ACCOUNTANTS

7th Floor, Nan Dao Commercial Building

359-361 Queen’s Road Central

Hong Kong

Tel : 2851 7954

Fax: 2545 4086

ALBERT WONG

B.Soc., Sc., ACA., LL.B., C.P.A.(Practising)

To the Board of Directors and Shareholders of Great China Mania Holdings, Inc. and subsidiaries

Hong Kong

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited, before the effects of the adjustments to retrospectively apply the change in accounting described in Note 2 and Note 3, the consolidated balance sheet of Great China Mania Holdings, Inc. and subsidiaries (the Company) as of December 31, 2012, and the related consolidated statements of operations, stockholders’ deficit and comprehensive income and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

We were not engaged to examine management’s assertion about the effectiveness of the Company’s internal control over financial reporting as of December 31, 2012 included in the Company’s Item 9A “Controls and Procedures” in the Annual Report on Form 10-K and, accordingly, we do not express an opinion thereon.

In our opinion, the consolidated financial statements of the Company as of December 31, 2012 and for the year then ended, before the effects of the adjustments to retrospectively apply the change in accounting described in Note 2 and Note 3, present fairly, in all material respects, the financial position of the Company as of December 31, 2012, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles in the United States of America.

We were not engaged to audit, review, or apply any procedures to the adjustments to retrospectively apply the change in accounting described in Note 2 and Note 3, and, accordingly, we do not express an opinion or any other form of assurance about whether such adjustments are appropriate and have been properly applied. Those adjustments were audited by DKM Certified Public Accountants.

The accompanying consolidated financial statements as of and for the year ended December 31, 2012 had been prepared assuming that the Company will continue as a going concern. As discussed in Note 17 to the consolidated financial statements, the Company continuously has suffered recurring losses from operations and has a significant accumulated deficit. On the other hand, the Company experience negative cash flows from operations for the year ended December 31, 2012. These factors raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements as of and for the year ended December 31, 2012 do not include any adjustments that might result from the outcome of this uncertainty.

/s/Albert Wong & Co. CPA

Albert Wong & Co. CPA

April 11, 2014

Hong Kong, China

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GREAT CHINA MANIA HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

At December 31, 2013 and 2012

	2013	2012
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$640,383	218,773
Accounts receivable	288,195	353,122
Inventories	-	10,438
Short term loan receivable	113,883	140,495
Deposits, prepaid expenses and other receivables	185,235	165,932
Asset held for disposal	495,000	-
Total current assets	1,722,696	888,760
Property, plant and equipment	-	-
Other assets	115,380	-
TOTAL ASSETS	$1,838,076	$888,760

LIABILITIES AND EQUITY
LIABILITIES
CURRENT LIABILITIES
Accounts payable	$759,126	$997,911
Accrued expenses and other payables	183,874	84,720
Unearned revenue	123,648	27,691
Amount due to related parties	-	38,128
Short-term borrowings	64,079	63,656
Convertible notes	99,351	168,926
Liabilities held by discontinued operations	-	-
Total current liabilities	1,230,078	1,381,032

LONG-TERM LIABILITIES
Convertible note	31,301	31,301
	31,301	31,301

TOTAL LIABILITIES	$1,261,379	$1,412,333

SHAREHOLDERS’ EQUITY
Common stock, Par value $0.01; 375,000,000 shares authorized; 5,619,926 and 3,943,801 shares issued and outstanding as of December 31, 2013 and 2012, respectively	$56,199	$39,438
Additional paid in capital	9,909,359	8,389,941
Accumulated deficits	(9,390,353)	(8,457,669)
Accumulated other comprehensive income	1,492	1,492
Less: Subscription receivable	-	(496,775)

TOTAL SHAREHOLDERS’ EQUITY	$576,697	$(523,573)

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,838,076	$888,760

See accompanying notes to consolidated financial statements

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GREAT CHINA MANIA HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Years ended December 31, 2013 and 2012

	2013	2012
CONTINUING OPERATIONS

REVENUES	$2,310,329	$1,931,005

COST OF SALES	1,562,252	1,282,555

GROSS PROFIT	748,077	648,450

EXPENSES
Sales and marketing expenses	51,330	43,182
General and administrative expenses	1,648,016	986,138
Loss on impairment of assets	15,000	-
	1,714,346	1,029,320

LOSS FROM CONTINUING OPERATIONS	(966,269)	(380,870)

OTHER INCOME/(EXPENSE)
Interest income	3,008	12,682
Interest expenses	(102,564)	(54,116)
Other income	22,238	6,167
Other expenses	(84,780)	(14,760)
	(162,098)	(50,027)
NET LOSS BEFORE PROVISION FOR INCOME TAXES	(1,128,367)	(430,897)

PROVISION FOR INCOME TAXES	-	-

NET LOSS FROM CONTINUING OPERATIONS	$(1,128,367)	$(430,897)

DISCONTINUED OPERATIONS
Net loss from discontinued operations	(477,244)	(103,590)
Gain on disposal of discontinued operations	672,927	-
NET INCOME FROM DISCONTINUED OPERATIONS	195,683	(103,590)

NET LOSS FOR THE YEAR	$(932,684)	$(534,487)

TOTAL COMPREHENSIVE INCOME/(LOSS) FOR THE YEAR
- Arising from continuing operations	(1,128,367)	(430,897)
- Arising from discontinued operations	195,683	(103,590)
	$(932,684)	$(534,487)
BASIC LOSS PER SHARE–
- Arising from continuing operations	(0.24)	(0.13)
- Arising from discontinued operations	0.04	(0.03)
	$(0.20)	$(0.16)
DILUTED LOSS PER SHARE
- Arising from continuing operations	(0.24)	(0.13)
- Arising from discontinued operations	0.04	(0.03)
	$(0.20)	$(0.16)
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
Basic	4,562,360	3,442,672
Diluted	4,562,360	3,442,672

See accompanying notes to consolidated financial statements

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GREAT CHINA MANIA HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S DEFICIT

Years ended December 31, 2013 and 2012

	Common Stock		Additional paid in capital	(Accumulated deficits)/ retained earnings	Accumulated other comprehensive income	Subscription receivable	Total equity
	Number of shares	Amount
Balance at January 1, 2012	1,418,300	$14,183	$7,311,563	$(7,923,182)	$1,492	-	$(595,944)

Comprehensive loss
- Net loss for the year	-	-	-	(534,487)	-	-	(534,487)
	-	-	-	(534,487)	-	-	(534,487)

Share-based payment	115,000	1,150	228,850	-	-	-	230,000
Settlement of debt to shares	959,750	9,598	324,145	-	-	-	333,743
Settlement of convertible note to shares	25,751	257	20,433				20,690
Issue of shares	1,425,000	14,250	504,950			(496,775)	22,425

Balance at December 31, 2012 and January 1, 2013	3,943,801	39,438	8,389,941	(8,457,669)	1,492	(496,775)	(523,573)

Comprehensive loss from continuing operations
Net loss for the year	-	-	-	(1,128,367)	-	-	(1,128,367)
	-	-	-	(1,128,367)	-	-	(1,128,367)
Comprehensive loss from discontinued operations
- Net loss for the year	-	-	-	(477,244)	-	-	(477,244)
- Foreign currency translation adjustments	-	-	-	-	-	-	-
- Gain on disposal	-	-	-	672,927	-	-	672,927
	-	-	-	195,683	-	-	195,683

Settlement of subscription receivables	-	-	-	-	-	496,775	496,775
Share based payment	976,984	9,770	864,130	-	-	-	873,900
Shares issued for acquisition of New Era	500,000	5,000	505,000				510,000
Settlement of debt to shares	206,250	2,063	57,937	-	-	-	60,000
Settlement of convertible note to shares	142,891	1,429	144,851	-	-	-	146,280
Cancellation of shares	(150,000)	(1,500)	(52,500)	-	-	-	(54,000)

Balance at December 31, 2013	5,619,926	56,199	9,909,359	(9,390,353)	1,492	-	576,697

See accompanying notes to consolidated financial statements

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GREAT CHINA MANIA HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2013 and 2012

	2013	2012
Cash flows from operating activities
Net loss continuing operating activities	$(1,128,367)	$(430,897)
Adjustments to reconcile net income to net cash flows used in operating activities for:
Impairment loss of asset held for disposal	15,000	-
Amortization of discount on Convertible Notes	70,666	51,386
Accrued interest expense on Convertible Notes	31,898	2,730
Interest income receivable	(3,008)	(12,682)
Share-based payments	833,900	230,000
Changes in operating assets and liabilities:
Increase in accounts receivable	(107,367)	(19,501)
Increase in prepaid expenses	(19,739)	(24,679)
Increase in unearned revenue	95,957	7,103
Increase in accounts payable	59,577	96,779
(Decrease)/increase in accrued expenses and other payables	174,359	(9,227)
Net cash used in continuing operating activities	22,876	(108,988)
Net cash used in discontinued operating activities	(370,745)	90,481
Net cash used in operating activities	(347,869)	(18,507)
Cash flows from investing activities
Cash flows from continuing investing activities	-	-
Increase in other assets	(115,380)	-
Repayment of short-term loan receivable	29,620	-
Net cash used in continuing investing activities	(85,760)	-
Net cash used in discontinued investing activities	(1,282)	-
Net cash used in investing activities	(87,042)	-
Cash flows from financing activities
Cash flows from continuing financing activities
Issue of convertible note	100,000	135,500
Repayment of convertible note	(125,859)	(96,899)
Advance to short-term loan receivable	-	(127,813)
Proceeds from short-term borrowings	57,690	121,624
Conversion of subscription receivable	496,775	22,425
Net cash (used in)/provided by continuing financing activities	528,606	54,837
Net cash provided by discontinued financing activities	327,915	(122,769)
Net cash (used in)/provided by financing activities	856,521	(67,932)
Net (decrease)/increase in cash and cash equivalents
- Continuing operations	465,722	(54,151)
- Discontinued operations	(44,112)	(32,288)
	421,610	(86,439)
Effect of foreign exchange rate changes on cash and cash equivalents
- Continuing operations	-	-
- Discontinued operations	-	-
	-	-
Cash and cash equivalents at beginning of year
- Continuing operations	174,661	293,988
- Discontinued operations	44,112	11,224
	218,773	305,212
Cash and cash equivalents at end of year
- Continuing operations	640,383	174,661
- Discontinued operations	-	44,112
	$640,383	$218,773
Non-cash financing activities
- Issue of shares unpaid	-	496,775
- Shares issued for acquisition of New Era	510,000	-
- Conversion of note to shares	146,280	20,690
- Conversion of debt to shares	60,000	333,743
- Cash paid for interest	$40,359	$-
- Cash paid for income taxes	-	-

See accompanying notes to consolidated financial statements

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GREAT CHINA MANIA HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

NOTE 1 – ORGANIZATION AND PRINCIPAL ACTIVITIES

Great China Mania Holdings, Inc. (“GMEC” or the “Company”) was incorporated in Florida on July 8, 1983. In February 2011, three subsidiaries of the Company were formed in Hong Kong and have since maintained operations. These subsidiaries are GME Holdings Limited (“GMEH”), Great China Games Limited (“GCG”) and Great China Media Limited (“GCM”). In June 2011, the Company formed another subsidiary GMEC Ventures Limited (“GMEV”) in Hong Kong. The company held those subsidiaries though two wholly-owned BVI companies known as Sharp Achieve Holdings Limited (“Sharp Achieve”) and Super China Global Limited (SCGL).

On March 16, 2011, the Company amended its Articles of Incorporation and changed the name of the Company from “Great East Bottles & Drinks (China) Holdings, Inc.” to “Great China Mania Holdings, Inc.”

On April 23, 2013, the Company disposed the entire interest in GCG to a non affiliate shareholder in exchange of the shareholder assuming the liabilities of GCG and returning 150,000 shares of the Company common stock back to the Company.

On May 6, 2013, the Company disposed the entire interest in Sharp Achieve and GCM to Mr. Yau Wai Hung, a former CEO and director who resigned on April 30 2013, in exchange of his assuming the liabilities of both Sharp Achieve and GCM.

After the above disposals, the Company only specializes in artist and project management services operation in Hong Kong, China and the Asia-Pacific region.

NOTE 2 – PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of the Company and the Company’s subsidiaries. The consolidated financial statements are prepared in accordance with generally accepted accounting principles used in the United States of America, and all significant intercompany balances and transactions have been eliminated.

The functional currency for the majority of the Company’s continuing and discontinued operations is the Hong Kong Dollar (“HKD”), while the reporting currency is the US Dollar.

In the opinion of management, the accompanying condensed consolidated financial statements contain all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the Company’s financial position as of December 31, 2013, the results of its operations and cash flows for the year ended for December 31, 2013 and 2012.

In the opinion of the management, the comparative figures for the year ended December 31, 2012 were reclassified to current presentation because the balances shown in previous filings included the discontinued operations of GCG and GCM were not relevant to the current operations.

NOTE 3 – DISPOSAL OF SUBSIDIARIES

On April 23, 2013, the Company disposed its entire interest of GCG to a non-affiliate shareholder in exchange of the shareholder assuming the liabilities of GCG and returning 150,000 shares of the Company common stock back to the Company. GCG ceased to become a consolidating subsidiary of the Company on May 6, 2013 when the transaction completed. All the operating losses of GCG from January 1, 2012 to April 23, 2013 are recorded as net loss from discontinued operations.

On May 6, 2013, the Company disposed its entire interest of Sharp Achieve and GCM to Mr. Yau Wai Hung, our former CEO and director who resigned on April 30 2013, in exchange for his assuming the liabilities of both Sharp Achieve and GCM. GCM ceased to become a consolidating subsidiary of the Company on the same date. All the operating losses of GCM from January 1, 2012 to May 6, 2013 are recorded as net loss from discontinued operations.

By disposal of above subsidiaries, the Company sold its video games and accessories retail operation and magazine and related electronic content publishing operation. A summary of the balance sheet, income statement and gain on disposal of above subsidiaries upon the date of disposal is presented as follow:

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GREAT CHINA MANIA HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012 (Continued)

(i) Summary of balance sheet

	May 6, 2013 (Date of disposal)			December 31, 2012 (Audited)
	GCG	GCM	Total	GCG	GCM	Total
Assets
Current assets
Cash and cash equivalents	$-	$1,282	$1,282	$38,343	$5,769	$44,112
Accounts receivable	-	33,101	33,101	-	172,294	172,294
Inventory	3,643	-	3,643	3,643	6,795	10,438
Other receivables and deposit	-	-	-	436	-	436
Total current assets	3,643	34,383	38,026	42,422	184,858	227,280
Liabilities
Current liabilities
Accounts payable	-	-	-	2,325	296,037	298,362
Accrued expenses and other payables	-	681,676	681,676	2,327	74,137	76,464
Total current liabilities	-	681,676	681,676	4,652	370,174	374,826

Net assets / (liabilities)	3,643	(647,293)	(643,650)	37,770	(185,316)	(147,546)

(ii) Summary of income statement

		2013			2012
	GCG	GCM	Total	GCG	GCM	Total
Revenue	-	15,233	15,233	643,473	2,238,117	2,881,590
Gross margin	-	1,910	1,910	49,655	762,391	812,046
Loss before provision for income taxes	(4,091)	(473,153)	(477,244)	(51,860)	(51,730)	(103,590)
Net loss after non-controlling interest	(4,091)	(473,153)	(477,244)	(51,860)	(51,730)	(103,590)

(iii) Summary of gain on disposal

	GCG	GCM	Total
Net (assets) / liabilities of the subsidiaries	(3,643)	647,293	643,650
Amount due from/(to) the subsidiaries	133,277	(50,000)	83,277
Less: Fair value of the shares received	(54,000)	-	(54,000)
Net gain of the disposal	75,634	597,293	672,927

NOTE 4– SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Economic and political risk

The Company’s continuing operations and discontinued operations are conducted in Hong Kong. Accordingly, the political, economic, and legal environments in the Hong Kong may influence the Company’s business, financial condition, and results of operations.

The Company’s major operations in the Hong Kong are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic, and legal environment. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, and rates and methods of taxation, among other things.

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GREAT CHINA MANIA HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012 (Continued)

(b) Cash and cash equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.  The Company’s continued operations maintain bank accounts in Hong Kong and China. The Company’s discontinued operations maintain bank accounts in Hong Kong.

(c) Income tax

Income taxes are based on pre-tax financial accounting income. Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts. The Company periodically assesses the need to establish valuation allowances against its deferred tax assets to the extent the Company no longer believes it is more likely than not that the tax assets will be fully utilized.

The Company evaluates a tax position to determine whether it is more likely than not that the tax position will be sustained upon examination, based upon the technical merits of the position. A tax position that meets the more-likely-than-not recognition threshold is subject to a measurement assessment to determine the amount of benefit to recognize and the appropriate reserve to establish, if any. If a tax position does not meet the more-likely-than-not recognition threshold, no benefit is recognized

In accordance with the relevant tax laws and regulations of Hong Kong, the applicable corporation income tax rate was 16.5% on assessable profits, if any, for the years ended December 31, 2013 and 2012, respectively.

(d) Fair value of financial instruments

The Company’s financial instruments primarily consist of cash and cash equivalents, amount due from a related company, prepaid expenses and accounts receivables, other receivables, accounts payable, accrued expenses and other payables, unearned revenue, short term borrowings, convertible note and amount due to related parties.

The estimated fair value amounts have been determined by the Company, using available market information or other appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop estimates of fair value. Consequently, the estimates are not necessarily indicative of the amounts that could be realized or would be paid in a current market exchange.

As of the year-end dates, the estimated fair values of the financial instruments were not materially different from their carrying values as presented, due to the short maturities of these instruments and the fact that the interest rates on the borrowings approximate those that would have been available for loans of similar remaining maturity and risk profiles at respective year ends.

(e) Long-Lived Assets

Property and equipment is stated at cost.  Depreciation is computed by the straight-line method over estimated useful lives (2-7 years).  Intellectual property assets are stated at their fair value acquisition cost. Amortization of intellectual property assets is calculated by the straight line method over their estimated useful lives. Historical costs are reviewed and evaluated for their net realizable value of the assets.  The carrying amount of all long-lived assets is evaluated periodically to determine if adjustment to the depreciation and amortization period or the unamortized balance is warranted. Based upon its most recent analysis, the Company believes that no impairment of property and equipment existed at December 31, 2013.

Long-lived assets such as property, equipment and identifiable intangibles are reviewed for impairment whenever facts and circumstances indicate that the carrying value may not be recoverable.  When required impairment losses on assets to be held and used are recognized based on the fair value of the asset.  The fair value is determined based on estimates of future cash flows, market value of similar assets, if available, or independent appraisals, if required.  If the carrying amount of the long-lived asset is not recoverable from its undiscounted cash flows, an impairment loss is recognized for the difference between the carrying amount and fair value of the asset.  When fair values are not available, the Company estimates fair value using the expected future cash flows discounted at a rate commensurate with the risk associated with the recovery of the assets.  We did not recognize any impairment losses for any periods presented.

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GREAT CHINA MANIA HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012 (Continued)

(f) Revenue recognition

Revenue represents the invoiced value of goods sold or services rendered during the year, net of sales discounts and returns. Generally revenue is recognized when all of the following criteria are met:

•

Persuasive evidence of an arrangement exists,

•

Delivery has occurred or services have been rendered,

•

The seller’s price to the buyer is fixed or determinable, and

•

Collectability is reasonably assured

Revenue recognition policies for each of the major products and services of continuing operations are illustrated as follows:

(i)	Revenue from provision of artist management, event management, and promotion for its clients is recognized when services are rendered.
(ii)	Revenue from artist-related merchandising is recognized when receipt is confirmed by clients according to the relating predetermined agreements.
(iii)	Revenue from intellectual property rights on CD, DVD and video products is recognized upon delivery of products to customers.

For discontinued operations, the Company recognizes revenue when the following criteria are met:

(i)	Revenue from electronic content sales like iPhone and Android applications is recognized when receipt is confirmed by service providers.
(ii)	Revenue from traditional paper magazines sales is recognized when magazines are sold to customers, net of sales return.
(iii)	Revenue from the provision of advertising services is recognized when services are rendered.
(iv)	Revenue from retail sales of video games and accessories is recognized upon delivery of goods to customers.

(g) Earnings per share

Basic earnings per share is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. For the years ended December 31, 2013, there are a total of 99,371 shares of common stock included in the calculation of diluted weighted average number of shares outstanding. They are not included in the calculation of diluted (loss) / earnings per share because they are considered anti-dilutive when computing diluted (loss) / earnings per share.

(h) Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the year. Actual results may differ from those estimates.

(i) Comprehensive income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements.  Comprehensive income includes net income and the foreign currency translation gain, net of tax.

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GREAT CHINA MANIA HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012 (Continued)

(j) Foreign currency translation

The accompanying consolidated financial statements are presented in United States Dollars (US$). The functional currency of the Company is the Hong Kong Dollar (HK$). Capital accounts of the consolidated financial statements are translated into United States dollars from HK$ at their historical exchange rates when the capital transactions occurred. Assets and liabilities are translated at the exchange rates as of balance sheet date. Income and expenditures are translated at the average exchange rate of the year.  The translation rates are as follows:

	December 31, 2013	December 31, 2012
Year end HK$ : US$ exchange rate	0.1282	0.1282
Average period/yearly HK$ : US$ exchange rate	0.1282	0.1282

This translation rates are referenced to the linked rate of HK$ and US$ guaranteed by Government of Hong Kong.

(k) Stock-based compensation

The Company recognizes compensation expense for all stock-based payment awards made to employees, contractors and non-employee directors. Stock-based compensation expense is measured at the grant date based on the fair value of the award and is recognized as expense over the requisite service period, which is generally the vesting period.

During the year ended December 31, 2013, the Company issued 147,684 shares in aggregate for services rendered to the Company. The fair value of $833,900, which is determined with refer to closing stock price on the dates of issue, was charged to operation as general and administrative expenses for the year then ended.

During the year ended December 31, 2012, the Company issued 115,000 shares in aggregate for services rendered to the Company. The fair value of $230,000, which is determined with refer to closing stock price on the dates of issue, was charged to operation as general and administrative expenses for the year then ended.

(l) Recent accounting pronouncements

The Financial Accounting Standards Board and other entities issued new or modifications to, or interpretations of, existing accounting guidance during 2013.  Management has carefully considered the new pronouncements that altered generally accepted accounting principles and does not believe that any other new or modified principles will have a material impact on the Company’s reported financial position or operations in the near term.

The Company reviews new accounting standards as issued. No new standards had any material effect on these financial statements. The accounting pronouncements issued subsequent to the date of these financial statements that were considered significant by management were evaluated for the potential effect on these consolidated financial statements. Management does not believe any of the subsequent pronouncements will have a material effect on these consolidated financial statements as presented and does not anticipate the need for any future restatement of these consolidated financial statements because of the retro-active application of any accounting pronouncements issued subsequent to December 31, 2013 through the date these financial statements were issued.

NOTE 5 – SHORT TERM LOAN RECEIVABLE

The Company retained a short term loan amount of $113,883 and $140,495 to a third party company at 6% interest per annum with no fixed payment terms as to December 31, 2013 and 2012 separately. Interest income in conjunction with this short term loan for the year ended December 31, 2013 and 2012 was $3,008 and $12,682, respectively.

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GREAT CHINA MANIA HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012 (Continued)

NOTE 6 –DEPOSITS, PREPAID EXPENSES AND OTHER RECEIVABLES

As of the year-end dates, the Company’s deposits, prepaid expenses and other receivables accrued expenses and other payables are summarized as follows:

	2013	2012
Prepaid expenses	108,779	116,648
Other receivables	70,665	45,663
Deposits paid	5,791	3,621
Total deposits, prepaid expenses and other receivables	$185,235	$165,932

NOTE 7 – PROPERTY, PLANT AND EQUIPMENT

As of the year-end dates, the Company’s property, plant and equipment are summarized as follows:

	2013	2012
At cost:
Computer	9,989	-
Less: Accumulated depreciation	9,989	-
Property, plant and equipment, net	$-	$-

Depreciation expense attributable to the property, plant and equipment of both continuing operations and discontinued operations for the years ended December 31, 2013 and 2012 was $9,989 and $0, respectively.

NOTE 8 – OTHER ASSET

The Company acquired a 4.5% entity interest of a restaurant that operated in Hong Kong by a non affiliate corporation with a cash consideration of $115,380 on September 25, 2013. This entity interest stated at cost and no impairment losses was recognized for the years ended December 31, 2013.

NOTE 9 – ACCRUED EXPENSES AND OTHER PAYABLES

As of the year-end dates, the Company’s accrued expenses and other payables are summarized as follows:

	2013	2012
Accrued expenses	144,508	-
Customer deposits received	39,366	84,720
Total Accrued expenses and other payables	$183,874	$84,720

NOTE 10 – AMOUNT DUE TO RELATED PARTIES

As of the year-end dates, the Company’s current accounts with relatted companies are summarized as follows:

	2013	2012
China Culture Limited (CCL)	-	38,128

The amount due to CCL is a temporary advance to the Company for working capital purposes.  The balance is unsecured, interest free and has no fixed repayment term.  CCL is 100% owned by one of the Company's former directors.

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GREAT CHINA MANIA HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012 (Continued)

NOTE 11 – SHORT-TERM BORROWINGS

As of the year-end dates, the Company’s short-term borrowings are summarized as follows:

	2013	2012
Balance as at January 1,	63,656	275,775
Proceeds from short-term borrowings	57,690	121,624
Reclassification for discontinued operations	2,733	-
Conversion of debt to shares	(60,000)	(333,743)
Total Accrued expenses and other payables	$64,079	63,656

The short-term borrowings are unsecured, interest free advances from one (2012: three) non affiliate individual(s) with no fixed repayment term. During the years ended December 31, 2013, those individuals converted a portion of the short term borrowings of $60,000 into 206,250 shares of Company’s common stock.

NOTE 12 – CONVERTIBLE NOTES

On June 1, 2011, the Company issued a non-interest bearing convertible note in the amount of $256,400 ( “Note 1”) to a third party note holder (“Holder 1”),which matures on May 31, 2016. On September 30, 2011, the first installment of $128,200 was received. Note 1 bears a call back option exercisable by Holder 1 on the unused portion of Note 1 after 12 months from the date of Note 1. Note 1 can be converted into common stock of the Company by Holder 1 under certain conditions. During the year, a total of $0 was repaid by the Company. As of December 31, 2013, Note 1 did not qualify to be converted under those conditions and is therefore not dilutive.

On February 20, 2013, the Company issued another 12% convertible note in the amount of $50,000 (“Note 5”) to another third party note holder (“Holder 3”). Note 5 mature on November 20, 2013 and was fully received on March 4, 2013. The outstanding principal balance plus any accrued interest under Note 5 is convertible into common stock of the Company after 180 days from the date of issued with a 40% discount over the convertible price upon the option of Holder 3. The conversion price is determined by the average of the lowest 3 closing bid prices out of the 10 days prior to the Conversion Date. As of December 31, 2013, fair value adjustment on option amounted to $35,333 and unamortized debt discount amount to $0. Debt discount is being amortized using effective interest method over the life of Note 5. For the year ended December 31, 2013, the amortization of debt discount of $35,333 was charged to Statement of Operations. Accrued interest expense of Note 5 for the year ended December 30, 2013 was $3,000. On September 10, 2013, part of the note of $7,415 was converted into 8,000 shares of common stock by the holder. On October 2, 2013, part of the note of $42,586 was converted into 53,769 shares of common stock by the holder. The gross outstanding balance of Note 5 at December 31, 2013 was $11,018 after deducting the partial settlement of $77,315 by shares. As of December 31, 2013, Note 5 qualified to be converted 11,038 shares of common stock under the conditions of Note 5 and is therefore dilutive.

On April 22, 2013, the Company issued another 12% convertible note in the amount of $50,000 (“Note 6”) to Holder 3. Note 6 mature on January 22, 2014 and was fully received on June 14, 2013. The outstanding principal balance plus any accrued interest under Note 6 is convertible into common stock of the Company after 180 days from the date of issued with a 40% discount over the convertible price upon the option of Holder 3. The conversion price is determined by the average prices of the 5 days prior to the Conversion Date. As of December 31, 2013, fair value adjustment on option amounted to $35,333 and unamortized debt discount amount to $0. Debt discount is being amortized using effective interest method over the life of Note 6. For the year ended December 31, 2013, the amortization of debt discount of $35,333 was charged to Statement of Operations. Accrued interest expense of Note 6 for the year ended December 30, 2013 was $3,000. As of December 31, 2013, Note 6 qualified to be converted 88,333 shares of common stock under the conditions of Note 6 and is therefore dilutive.

Total interest expense in connection with Note 2, Note 3 and Note 4 for the year ended December 31, 2013 and 2012 were $25,898 and $54,116, respectively. Total interest expenses in connection with all Convertible Notes for the year ended December 31, 2013 and 2012 amounted to $102,564 and $54,116 respectively.

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GREAT CHINA MANIA HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012 (Continued)

The convertible notes as of the year-end dates are summarized as follows:

	2013	2012
Noncurrent liabilities:
Non-interest bearing convertible note	$31,301	$31,301

Current liabilities:
8% convertible note 2, net	-	68,965
8% convertible note 3, net	-	42,524
8% convertible note 4, net	-	57,437
12% convertible note 5, net (including fair value adjustment on option $ 35,333, accrued interest expense $3,000)	11,018	-
12% convertible note 6, net (including fair value adjustment on option $ 35,333, accrued interest expense $3,000)	88,333	-
	99,351	168,926

Total convertible note outstanding	$130,652	$200,227

NOTE 13 – EQUITY

On January 2, 2013 the Company issued 34,247 shares of common stock to a convertible note holder for partial settlement of a convertible note totaling $20,000.

On January 14, 2013 the Company issued 31,250 shares of common stock to a convertible note holder for partial settlement of a convertible note totaling $15,000.

On January 18, 2013 the Company issued 15,625 shares of common stock to a convertible note holder for partial settlement of a convertible note totaling $5,000.

On April 9, 2013 the Company converted $23,000 short-term borrowings into 115,000 shares of common stock of the Company.

On April 23, 2013, the Company cancelled 150,000 shares of common stock from a non-affiliate shareholder in exchange of disposing the entire interest of GCG.

On April 26, 2013, the Company issued to two consultants 350,000 shares of common stock in exchange for professional services rendered. Based on the share price of $0.32 per share on the grant date, the fair value of these issued shares was $112,000.

On April 30, 2013 the Company converted $12,000 short-term borrowings into 60,000 shares of common stock of the Company.

On May 7, 2013, the Company issued to two consultants 83,350 shares of common stock in exchange for professional services rendered. Based on the share price of $0.24 per share on the grant date, the fair value of these issued shares was $20,000.

On June 6, 2013, the Company converted $25,000 short-term borrowings into 31,250 shares of common stock of the Company.

On June 7, 2013, the Company issued to two consultants 14,493 shares of common stock in exchange for professional services rendered. Based on the share price of $1.38 per share on the grant date, the fair value of these issued shares was $20,000.

On September 3, 2013, the Company issued 25,000 shares to the Company’s previous legal counsel for prior legal services rendered. Based on the share price of $1.60 per share on the grant date, the fair value of these issued shares was $40,000.On the same day, the Company issued 34,700 shares to another consultant in exchange for professional services rendered. Based on the share price of $1.15 per share on the grant date, the fair value of these issued shares was $40,000.

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GREAT CHINA MANIA HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012 (Continued)

NOTE 13 – EQUITY (continued)

On September 10, 2013, the Company issued 8,000 shares of common stock to a convertible note holder for partial settlement of a convertible note totaling $7,415.

On September 17, 2013, the Company issued to a consultant 12,500 shares of common stock in exchange for professional services rendered. Based on the share price of $1.60 per share on the grant date, the fair value of these issued shares was $20,000.

On September 25, 2013, the Company issued to two consultants 400,000 shares of common stock in exchange for professional services rendered. Based on the share price of $1.36 per share on the grant date, the fair value of these issued shares was $544,000.

On October 1, 2013, the Company also issued 25,000 shares of common stock to legal counsel for legal services rendered.

On October 2, 2013, the Company issued a total of 53,769 shares common stock to an investor in full settlement of a convertible note totaling $42,586.

On October 12, the Company issued 14,992 shares of common stock to a consultant for services rendered. Based on the share price of $1.34 per share on the grant date, the fair value of these issued shares was $20,000.

On November 26, 2013, the Company issued 500,000 shares of common stock pursuant to an Agreement with New Era Global Enterprises Limited.

On December 13, 2013, the Company issued to a consultant 16,949 shares of common stock in exchange for professional services rendered. Based on the share price of $1.18 per share on the grant date, the fair value of these issued shares was $20,000.

The calculation of weighted average number of shares for the year ended December 31, 2013 is illustrated as follows:

	2013
	Number of shares	Weighted average number of shares
At January 1, 2013	3,943,801	3,943,801
Shares issued on January 2, 2013 for note conversion	34,247	34,153
Shares issued on January 14, 2013 for note conversion	31,250	30,137
Shares issued on January 18, 2013 for note conversion	15,625	14,897
Shares issued on April 9, 2013 for debt conversion	115,000	84,123
Share based payment made on April 26, 2013	350,000	242,603
Forfeiture of shares on April 23, 2013 for disposal of GCG	(150,000)	(103,973)
Shares issued on April 30, 2013 for debt conversion	60,000	40,438
Share based payment made on May 7, 2013	83,350	54,577
Shares issued on June 6, 2013 for debt conversion	31,250	17,894
Share based payment made on June 7, 2013	14,493	8,259
Share based payment made on September 3, 2013	25,000	8,219
Share based payment made on September 3, 2013	34,700	11,408
Shares issued on September 10, 2013 for note conversion	8,000	2,477
Share based payment made on September 17, 2013	12,500	3,630
Share based payment made on September 25, 2013	200,000	53,699
Share based payment made on October 1, 2013	200,000	53,699
Shares issued on October 2, 2013 for note conversion	53,769	13,406
Share based payment made on October 4, 2013	25,000	6,301
Share based payment made on October 12, 2013	14,992	3,327
Share based payment made on November 26, 2013	500,000	38,356
Share based payment made on December 12, 2013	16,949	929

At December 31, 2013	5,619,926	4,562,360

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GREAT CHINA MANIA HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012 (Continued)

NOTE 14– RELATED PARTY TRANSACTION

In addition to the transactions detailed elsewhere in these financial statements, the Company and its subsidiaries entered into the following material transactions with the related parties for the year ended December 31, 2013:

	2013	2012
From discontinuing operations
China Culture Limited
Rental charges paid by Company for offices premises	$25,640	$92,305

China Culture Limited is a related party as it is a company owned by Mr. Chan Wing Hing, a Company former director resigned on April 30, 2013.

In the opinion of directors, the above transaction was entered into by the company in the normal course of business.

NOTE 15– INTEREST EXPENSES

Interest expenses for the year ended December 31 2013 and 2012 are summarized as follows:

	2013	2012
Amortization on discount of convertible note	$70,666	$51,386
Accrued interest on convertible note	31,898	2,730
Total	$102,564	$54,116

NOTE 16– CONTINGENCIES AND COMMITMENTS

As of December 31, 2013, the expected annual lease payments under operating leases are as follows:

For the year ending December 31,
2014	48,643
Total	48,643

NOTE 17- GOING CONCERN

As of December 31, 2013 the Company has accumulated deficits of $9,375,353, a positive working capital of $492,618, and also recorded a net loss from the continuing operations of $1,113,367 for the year then ended.

As of December 31, 2013 the Company may need additional cash resources to operate during the upcoming 12 months, and the continuation of the Company may dependent upon the continuing financial support of investors, directors and/or stockholders of the Company. The Company intends to attempt to acquire additional operating capital through private equity offerings to the public and existing investors to fund its business plan. However, there is no assurance that equity or debt offerings will be successful in raising sufficient funds to assure the eventual profitability of the Company. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

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GREAT CHINA MANIA HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012 (Continued)

NOTE 18 - SUBSEQUENT EVENTS

On January 7, 2014, the Company executed a one-for-twenty (1:20) reverse stock split of the Company’s common stock. This change was approved by the Company’s shareholders on November 25, 2013.

On January 12, 2014, the Company issued 39,721 shares to an investor relations firm as compensation.

On January 14, 2014, the Company entered into a Purchase and Assignment Agreement (the “Agreement”) with C&M Film Workshop Limited (“C&M”) whereby C&M is the legal and beneficial owner of certain overseas movie and entertainment distribution agreements. According to the terms of the Agreement, C&M assigned the rights to distribute all movies purchased overseas to the Company in consideration of 20,000,000 shares of restricted common stock paid to Mr. Wong Wing Fung Charlie, C&M’s sole shareholder. As a result, he owned 78.06% of the issued and outstanding shares of the Company’s common stock and held as an officer or director of the Company on the date of this filing.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth an itemization of the various expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered.  All of the amounts shown are estimated except the SEC Registration Fee.

SEC Registration Fee	$258
Legal Fees and Expenses	40,000
Accounting Fees and Expenses	10,000
Miscellaneous	2,000
Total	$52,258

Item 14. Indemnification of Directors and Officers

The amended and restated articles of incorporation of the Company provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by the Company to the fullest extent permitted by Florida law.

Article IX of the Company’s amended and restated certificate of incorporation provides: “The Corporation shall have the power to indemnify any officer, director, or former officer or director, to the fullest extent permitted by law.”

Pursuant to the Company’s bylaws Article X Section 3, the directors and officers of the Company shall, to the fullest extent permitted by the Florida Statutes, also have the right to maintain a directors’ and officers’ insurance policy which insures the Company and any of its directors, officers, employees, agents or other entities, against expense, liability or loss asserted against such persons in such capacity whether or not the Company would have the power to indemnify such person under Florida law.  At the present time the company does not maintain a separate officer and director liability insurance policy

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company’s directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by the Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Any underwriting agreements that we may enter into will likely provide for the indemnification of us, our controlling persons, our directors and certain of our officers by the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

The foregoing discussion of our certificate of incorporation, bylaws, indemnification agreements, and Florida law is not intended to be exhaustive and is qualified in its entirety by such certificate of incorporation, bylaws, indemnification agreements, or law.

Item 15.  Recent Sales of Unregistered Securities

The information below lists all of the securities sold, for other than cash consideration, by us during the past three years which were not registered under the Securities Act.  Each shareholder acquired their shares relying on the exemption from registration under Regulation S and Section 4(2) of the Securities Act of 1933, as amended.

On January 2, 2013 the Company issued 34,247 shares of common stock to Asher Enterprises, Inc. for a convertible note holder for partial settlement of a convertible note totaling $20,000.  Asher is controlled by Curt Kramer, President.

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On January 14, 2013 the Company issued 31,250 shares of common stock to Asher Enterprises, Inc. for a convertible note holder for partial settlement of a convertible note totaling $15,000.  Asher is controlled by Curt Kramer, President.

On January 18, 2013 the Company issued 15,625 shares of common stock to Asher Enterprises, Inc. for a convertible note holder for partial settlement of a convertible note totaling $5,000.  Asher is controlled by Curt Kramer, President.

On April 9, 2013 the Company converted $23,000 of short-term borrowings from Amanda Anderson into 115,000 shares of common stock of the Company.

On April 26, 2013, the Company issued to two consultants, Tam Kin Pong (175,000) and Zeng Zhi Jian (175,000) 350,000 shares of common stock in exchange for professional services rendered. Based on the share price of $0.32 per share on the grant date, the fair value of these issued shares was $112,000.

On April 30, 2013 the Company converted $12,000 of short-term borrowings from Amanda Anderson into 60,000 shares of common stock of the Company.

On May 7, 2013, the Company issued to a consultant ChineseInvestors.com 83,350 shares of common stock in exchange for professional services rendered. Based on the share price of $0.24 per share on the grant date, the fair value of these issued shares was $20,000.  ChineseInvestors.com is controlled by Warren Wei Wang, CEO.

On June 6, 2013, the Company converted $25,000 of short-term borrowings from Amanda Anderson into 31,250 shares of common stock of the Company.

On June 7, 2013, the Company issued ChineseInvestors.com 14,493 shares of common stock in exchange for professional services rendered. Based on the share price of $1.38 per share on the grant date, the fair value of these issued shares was $20,000.  ChineseInvestors.com is controlled by Warren Wei Wang, CEO.

On September 3, 2013, the Company issued 25,000 shares to the Company’s previous legal counsel, Vincent & Rees for prior legal services rendered. Based on the share price of $1.60 per share on the grant date, the fair value of these issued shares was $40,000. On the same day, the Company issued 34,700 shares to another consultant, ChineseInvestors.com, in exchange for professional services rendered. Based on the share price of $1.15 per share on the grant date, the fair value of these issued shares was $40,000.  ChineseInvestors.com is controlled by Warren Wei Wang, CEO.

On September 10, 2013, the Company issued 8,000 shares of common stock to a convertible note holder, Evolution Capital Fund, L.L.P. for partial settlement of a convertible note totaling $7,415.  Evolution is managed by Scott R. DeBo.

On September 17, 2013, the Company issued to ChineseInvestors.com 12,500 shares of common stock in exchange for professional services rendered. Based on the share price of $1.60 per share on the grant date, the fair value of these issued shares was $20,000.  ChineseInvestors.com is controlled by Warren Wei Wang, CEO.

On September 25, 2013, the Company issued to two consultants Tam Kin Pong (200,000) and Zeng Zhi Jian (200,000) 400,000 shares of common stock in exchange for professional services rendered. Based on the share price of $1.36 per share on the grant date, the fair value of these issued shares was $544,000.

On October 1, 2013, the Company also issued 25,000 shares of common stock to legal counsel, Brunson, Chandler & Jones for legal services rendered.

On October 2, 2013, the Company issued a total of 53,769 shares common stock to Evolution Capital Fund, L.L.P. in full settlement of a convertible note totaling $42,586.  Evolution is managed by Scott R. DeBo.

On October 12, the Company issued 14,992 shares of common stock to ChineseInvestors.com for services rendered. Based on the share price of $1.34 per share on the grant date, the fair value of these issued shares was $20,000.  ChineseInvestors.com is controlled by Warren Wei Wang, CEO.

On November 26, 2013, the Company issued 500,000 shares of common stock pursuant to an Agreement with New Era Global Enterprises Limited.  New Era is controlled by Peter Smith, Director.

On December 13, 2013, the Company issued to a consultant 16,949 shares of common stock to ChineseInvestors.com in exchange for professional services rendered. Based on the share price of $1.18 per share on the grant date, the fair value of these issued shares was $20,000.  ChineseInvestors.com is controlled by Warren Wei Wang, CEO.

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Link to Financial Statements

On August 8, 2014 Ip Ching Fung Rick subscribed to 150,000 shares at the par value of $.10 per share for a total of $15,000.

Item 16. Exhibits

The exhibits to this registration statement are listed in the Exhibit Index to this registration statement, which Exhibit Index is hereby incorporated by reference.

Item 17. Undertakings

(a)

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)

Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)

Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and,

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where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, on November 25 , 2014.

GREAT CHINA MANIA HOLDINGS, INC.

By	/S/ KWONG KWAN YIN ROY
Kwong Kwan Yin Roy Chief Executive Officer, Chief Financial Officer and Director
By	/S/ KWONG KWAN YIN ROY
Kwong Kwan Yin Roy Principal Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/S/ Kwong Kwan Yin Roy	Chief Executive Officer and Director, Chief Financial Officer, Principal Accounting Officer	November 25, 2014
Kwong Kwan Yin Roy

/S/ Yum Ka Yan	Director	November 25, 2014
Yum Ka Yan

EXHIBIT INDEX

Exhibit
Number	Description
3.1*	Articles of Amendment, dated December 16, 2013 Filed on November 5, 2014 as Exhibit 3.1 to the issuer’s Registration Statement on Form S-1 (File No. 333-198211) and incorporated herein by reference.
3.2*

Second Amended and Restated Articles of Incorporation, dated July 8, 2009

Filed on March 13, 2013 as Exhibit 3.1 to the issuer’s Registration Statement on Form S-1 (File No. 333-187235) and incorporated herein by reference.

3.3*

Articles of Amendment and Name Change, dated March 16, 2011

Filed on March 13, 2013 as Exhibit 3.2 to the issuer’s Registration Statement on Form S-1 (File No. 333-187235) and incorporated herein by reference.

3.4*	Bylaws Filed on November 29, 2006 as Exhibit 3.ii to the issuer’s Registration Statement on Form SB-2 (File No. 333-139008) and incorporated herein by reference.
5.1*

Opinion of Harrison Law, P.A. with respect to the legality of the securities being registered.

Filed on August 18, 2014 as Exhibit 5.1 to the issuer’s Registration Statement on Form S-1 (File No. 333-198211) and incorporated herein by reference.

10.1*	Share Exchange Agreement Concept X Limited Filed on October 16, 2014 as Exhibit 10.1 to the issuer’s Registration Statement on Form S-1 (File No. 333-198211) and incorporated herein by reference.
15.1*

Consent of DKM Certified Public Accountants, Independent Registered Public Accounting Firm regarding their Review Report dated November 11, 2014

Filed on November 10, 2014 as Exhibit 15.1 to the issuer’s Registration Statement on Form S-1 (File No. 333-198211) and incorporated herein by reference.

23.1*

Consent of DKM Certified Public Accountants, Independent Registered Public Accounting Firm regarding their Audit Report dated April 11, 2014

Filed on November 10, 2014 as Exhibit 23.1 to the issuer’s Registration Statement on Form S-1 (File No. 333-198211) and incorporated herein by reference.

23.2*	Consent of Albert Wong & Co. C.P.A. Filed on November 5, 2014 as Exhibit 23.2 to the issuer’s Registration Statement on Form S-1 (File No. 333-198211) and incorporated herein by reference.
99.1*	Artist Exclusive Agency Agreement Filed on September 26, 2014 as Exhibit 99.1 to the issuer’s Registration Statement on Form S-1 (File No. 333-198211) and incorporated herein by reference.
99.2*	Distribution Commission Agreement Filed on September 26, 2014 as Exhibit 99.2 to the issuer’s Registration Statement on Form S-1 (File No. 333-198211) and incorporated herein by reference.
99.3*	Stock Subscription Agreement Filed on October 16, 2014 as Exhibit 99.3 to the issuer’s Registration Statement on Form S-1 (File No. 333-198211) and incorporated herein by reference.
99.4*	Shareholder Agreement Bong Kok Hoong Filed on November 5, 2014 as Exhibit 99.4 to the issuer’s Registration Statement on Form S-1 (File No. 333-198211) and incorporated herein by reference.
99.5*	Shareholder Agreement Darren Kong Filed on November 5, 2014 as Exhibit 99.5 to the issuer’s Registration Statement on Form S-1 (File No. 333-198211) and incorporated herein by reference.

*Previously filed

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